Exhibit 2.1
Execution Version

UNIT PURCHASE AGREEMENT
BY AND AMONG
CARLISLE COMPANIES INCORPORATED,
MTL HOLDINGS LLC,
MTL GEF BLOCKER LLC,
THE SELLERS IDENTIFIED HEREIN
AND
THE SELLER REPRESENTATIVE IDENTIFIED HEREIN
Dated as of March 18, 2024

CONTENTS
i

EXHIBITS, ANNEXES AND SCHEDULES
Escrow Agreement    Exhibit A
Paying Agent Agreement    Exhibit B
Restrictive Covenant Agreement    Exhibit C
Distribution Methodology    Annex 1
Additional Sellers    Schedule 1.1(a)
Working Capital Schedule    Schedule 1.1(b)
Restrictive Covenant Agreement Individuals    Schedule 1.1(c)
Purchase Price Allocation    Schedule 2.2(h)
Company Debt to be Repaid at Closing    Schedule 11.1(k)
Terminations    Schedule 11.1(l)
Intellectual Property Actions    Schedule 7.15

Disclosure Schedule     --

UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of March 18, 2024 (the “Agreement Date”), by and among (a) Carlisle Companies Incorporated, a Delaware corporation (“Buyer”), (b) PWP Growth Equity Fund II LP, a Delaware limited partnership (“GreyLion Seller”), (c) MTL CP LP, a Delaware limited partnership (“CP Seller”), (d) MTL Management Pool LLC, a Delaware limited liability company (“Management Pool”), (e) PWP Growth Equity Fund II B LP, a Delaware limited partnership (“Blocker Seller”), (f) the Persons listed on Schedule 1.1(a) (the “Additional Sellers” and together with GreyLion Seller, Blocker Seller, CP Seller and Management Pool, the “Sellers”), (g) MTL Holdings LLC, a Delaware limited liability company (the “Company”), (h) MTL GEF Blocker LLC, a Delaware limited liability company (“Blocker” and together with Buyer, the Sellers, the Company and the Seller Representative, the “Parties” and each a “Party”) and (i) GreyLion Seller, solely in its capacity as the Seller Representative (as defined in Section 15 hereto).
WHEREAS, as of the Agreement Date, the Sellers (other than Blocker Seller) own all of the issued and outstanding Units;
WHEREAS, prior to the Closing, CP Seller will distribute certain Units (the “Blocker Owned Units”) to Blocker such that, as of immediately prior to the Closing, Blocker shall directly own the Blocker Owned Units (the “Blocker Transfer”);
WHEREAS, as of immediately prior to the Closing, the Sellers (other than Blocker Seller) shall own, all of the issued and outstanding Units other than the Blocker Owned Units (such Units, other than the Blocker Owned Units, the “Company Units”);
WHEREAS, Blocker Seller owns, and as of immediately prior to the Closing, Blocker Seller shall own, all of the issued and outstanding membership interests of Blocker (the “Blocker Equity”); and
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each Restrictive Covenant Agreement Individual is entering into a restrictive covenant agreement with Buyer (each, a “Restrictive Covenant Agreement”) in the form attached hereto as Exhibit C.
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Company Units and all of the Blocker Equity for the consideration described herein.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement (defined terms having the meanings indicated in Section 1.1 or otherwise as defined elsewhere in this Agreement), and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

SECTION 1.
DEFINITIONS AND INTERPRETATIONS
1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Accounting Firm” has the meaning set forth in Section 2.2(e).
“Action” means any litigation, action, claim, cross-claim, counterclaim, complaint, charge, demand, mediation, audit, hearing, investigation, arbitration, suit or other proceeding, in each case, by or before any Governmental Authority, whether legal, administrative or arbitrary.
“Additional Sellers” has the meaning set forth in the Preamble.
“Adjusted Purchase Price” means an amount equal to: (i) Base Purchase Price; plus (ii) the Working Capital Surplus, if any; plus (iii) Closing Cash; minus (iv) Company Debt; minus (v) Transaction Expenses; minus (vi) the Advance Amount; minus (vii) the Escrow Amount; and minus (viii) the Working Capital Deficiency, if any.
“Adjustment Dispute Notice” has the meaning set forth in Section 2.2(d)(ii).
“Adjustment Time” means 12:01 a.m. Eastern time on the Closing Date.
“Advance Amount” has the meaning set forth in Section 15.1(f).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Agreement Date” has the meaning set forth in the Preamble.
“Allocation” has the meaning set forth in Section 2.2(h).
“Alternative Transaction” has the meaning set forth in Section 7.11.
“Ancillary Agreements” means the Escrow Agreement, the Paying Agent Agreement, the Restrictive Covenant Agreements and each of the other written agreements, documents, certificates and instruments delivered by Sellers or the Company pursuant to Section 11.1, or by Buyer pursuant to Section 11.2.
“Anti-Corruption Laws” has the meaning set forth in Section 3.9(b).
“Audit” means any audit, assessment, claim, examination or other inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes.
“Audited Financial Statements” has the meaning set forth in Section 3.6(a).
“Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Base Purchase Price” means $410,000,000.
“Blocker” has the meaning set forth in the Preamble.
“Blocker Equity” has the meaning set forth in the Recitals.
“Blocker Owned Units” has the meaning set forth in the Recitals.
“Blocker Seller” has the meaning set forth in the Preamble.
“Blocker Transfer” has the meaning set forth in the Recitals.
“Business Day” means the period from 12:01 a.m. through 12:00 midnight, New York, New York time on any day of the year on which national banking institutions in the State of New York are open to the public for conducting business and are not required or authorized by law to close.
“Buyer” has the meaning set forth in the Preamble.
“Closing” has the meaning set forth in Section 2.3(a).
“Closing Cash” means the aggregate amount of cash and cash equivalents held by the Company Group as of the Adjustment Time; provided, that “Closing Cash” shall (a) include any inbound or uncashed and uncleared checks and any deposits and wire transfers in transit as of the Adjustment Time which actually clear thereafter (but only to the extent that such amounts are not included as a Current Asset in Working Capital), (b) be calculated net of issued and outstanding checks (but only to the extent that such amounts are not included as a Current Liability in Working Capital), and (c) not include the amount of any cash or cash equivalents that are held as deposits or are subject to limitation on use by reason of Contract, applicable Law or otherwise and, in each case, not available for general corporate purposes.
“Closing Certificate” means each of the Company Closing Certificate, the Blocker Certificate and the Seller Closing Certificate.
“Closing Date” has the meaning set forth in Section 2.3(a).
“Closing Date Schedule” has the meaning set forth in Section 2.2(d)(i).
“Closing Payment” has the meaning set forth in Section 2.3(b)(i).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Benefit Plans” has the meaning set forth in Section 3.13(a).
“Company Debt” means the aggregate amount of all Indebtedness of the Company Group outstanding as of the Adjustment Time, on a consolidated basis.
“Company Employee” has the meaning set forth in Section 3.14(a).
“Company Intellectual Property” means any and all Intellectual Property that is owned, used or held for use by any member of the Company Group.

“Company Group” means the Company and the Company Subsidiaries.
“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 8, 2020.
“Company Subsidiary” has the meaning set forth in Section 3.4(a).
“Company Units” has the meaning set forth in the Recitals.
“Confidential Information” has the meaning set forth in Section 7.2(b)(i).
“Confidentiality Agreement” has the meaning set forth in Section 7.2(a).
“Consents” has the meaning set forth in Section 3.5(b).
“Continuing Employees” has the meaning set forth in Section 7.7(a).
“Contract” means any legally binding agreement, contract, subcontract, settlement agreement, lease, mortgage, instrument, note, indenture, option, warranty, sales order, purchase order, license, sublicense, insurance policy or legally binding commitment, guaranty, arrangement, obligation or undertaking of any nature.
“CP Seller” has the meaning set forth in the Preamble.
“Current Assets” means the current assets of the Company Group included in the asset categories set forth on the Working Capital Schedule.
“Current Liabilities” means the current liabilities of the Company Group included in the liability categories set forth on the Working Capital Schedule.
“Data Room” has the meaning set forth in Section 1.2(f)(viii).
“Designated Person” has the meaning set forth in Section 7.8(a).
“D&O Indemnified Party” has the meaning set forth in Section 7.6(a).
“Data” has the meaning set forth in Section 3.19.
“Disclosure Schedule” has the meaning set forth in Section 3.
“Distribution Methodology” has the meaning set forth in Section 2.2(a).
“Employee Benefits” has the meaning set forth in Section 7.7(b).
“Employment Laws” has the meaning set forth in Section 3.14(b).
“End Date” has the meaning set forth in Section 12.1(b).
“Enforceability Exceptions” has the meaning set forth in Section 3.2.
“Environmental Laws” means all Laws concerning pollution or the preservation or protection of human health (solely to the extent related to exposure to Hazardous Materials) or the environment, including those relating to the generation, manufacture, storage, treatment, handling, transportation, disposal, control, Release or threatened Release, emission, discharge, cleanup of or exposure to, Hazardous Materials.
“Equity Interests” means (i) any partnership interests, (ii) any membership interests or units, (iii) any shares of capital stock, (iv) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities or (v) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Citibank, N.A., a national banking association, as escrow agent.
“Escrow Agreement” means an escrow agreement, by and among the Escrow Agent, Buyer and the Seller Representative, dated as of the Closing, substantially in the form attached hereto as Exhibit A.
“Escrow Amount” means $5,000,000.
“Escrow Funds” means any remaining balance of the Escrow Amount from time to time.
“Estimated Adjusted Purchase Price” means an amount equal to: (i) Base Purchase Price; plus (ii) the Estimated Working Capital Surplus, if any; plus (iii) the Estimated Closing Cash; minus (iv) the Estimated Company Debt; minus (v) the Estimated Transaction Expenses; minus (vi) the Advance Amount; minus (vii) the Escrow Amount; and minus (viii) the Estimated Working Capital Deficiency, if any.
“Estimated Closing Cash” has the meaning set forth in Section 2.2(b)(iii).
“Estimated Company Debt” has the meaning set forth in Section 2.2(b)(ii).
“Estimated Transaction Expenses” has the meaning set forth in Section 2.2(b)(iv).
“Estimated Working Capital” has the meaning set forth in Section 2.2(b)(i).
“Estimated Working Capital Deficiency” means the amount (if any) by which the Target Working Capital Amount is greater than the Estimated Working Capital.
“Estimated Working Capital Surplus” means the amount (if any) by which the Estimated Working Capital is greater than the Target Working Capital Amount.
“Excess Amount” has the meaning set forth in Section 2.2(f)(i).
“Existing Representation” has the meaning set forth in Section 7.8(a).
“Expert Calculations” has the meaning set forth in Section 2.2(e).
“Financial Statements” has the meaning set forth in Section 3.6(a).
“Flow-Through Tax Returns” has the meaning set forth in Section 14.1(a).
“Fraud” means an actual and intentional common law fraud determined in accordance with Delaware law as applied by Delaware courts whereby a Party has made an intentional misrepresentation or a deliberate or willful breach of a representation or warranty set forth in Section 3, Section 4, Section 5 or Section 6 of this Agreement, as applicable; provided, that Fraud will only be deemed to exist if such Party had actual knowledge (as opposed to imputed or constructive knowledge) that the representation or warranty made by such Party was actually breached at the time made with the intention that another Party rely thereon to its detriment and such other Party did so reasonably rely and suffer the damages being claimed; provided, further, that Fraud shall exclude any claim based on constructive fraud, negligent misrepresentation or negligent omission, or any form of fraud premised on recklessness or negligence.
“Fundamental Representations” means the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.24, 4.1, 4.2, 4.3, 4.4, 4.10, 5.1, 5.2, 5.3, 6.1, 6.2 and 6.4.
“GAAP” means United States generally accepted accounting principles, as in effect from time to time.
“Governmental Official” has the meaning set forth in Section 3.9(b).
“Governmental Authority” means any United States or foreign federal, state, municipal or local or any foreign government, or political subdivision thereof, or any supranational organization (e.g., the European Union) or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or Taxing power, or any court or tribunal (or any department, bureau or division thereof), or any other self-regulatory or quasi-governmental authority of any nature.
“Governmental Authorization” means any clearance, Permit, waiver amendments, expirations and terminations of any waiting period requirements, other actions by, and notices, filings, qualifications, declarations and designations with or to, and other authorizations and approvals issued by or obtained from, a Governmental Authority.
“GreyLion Seller” has the meaning set forth in the Preamble.
“Hazardous Material” means any material, chemical, substance or waste that has been defined, listed, regulated pursuant to applicable Environmental Laws as toxic, hazardous, a pollutant or contaminant (or terms of similar regulatory intent or meaning), including petroleum or petroleum by-products, polychlorinated biphenyls, per- or polyfluoroalkyl substances, pesticide, and asbestos-containing materials.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“Income Tax” means any federal, state, local or non-US income tax (or any franchise tax imposed in lieu of an income tax), including any interest, penalty or addition thereto, whether disputed or not.
“Income Tax Liability” means the aggregate amount of all unpaid Income Taxes of Blocker, the Company or the Company Subsidiaries with respect to any Pre-Closing Tax Period (or portion thereof) beginning on or after January 1, 2023 for jurisdictions in which Blocker or a member of the Company Group currently files Income Tax Returns or commenced activities and became subject to Income Tax on or after January 1, 2023, which Income Tax Liability shall (a) be calculated on a basis consistent with existing procedures and practices and accounting methods of Blocker, the Company or the Company Subsidiaries, (b) with respect to any Straddle Periods, be determined as if the taxable year of Blocker, the Company and the Company Subsidiaries ended on the end of the day on the Closing Date, (c) take into account any

Transaction Tax Deductions and any net operating loss carryforwards or other Tax assets, Tax receivables or Tax refunds that will reduce Income Taxes payable with respect to a Pre-Closing Tax Period (or portion thereof), but without reduction for any net operating loss carryforwards or other Tax assets, Tax receivables or Tax refunds available with respect to taxable period (or portions thereof) beginning after the Closing Date, (d) exclude all deferred Tax liabilities and (e) exclude all liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions.
“Indebtedness” means, as of any particular time of determination, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other Liabilities (including any prepayment premiums or penalties, make-whole payments, or other fees, costs, and expenses payable as a result of the consummation of the transactions contemplated by this Agreement) of the Company Group or the Blocker arising under, for, or in respect of (i) all obligations for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (ii) the deferred purchase price, contingent or otherwise, with respect to the acquisition of any business or Person, including “earn-outs” and “seller notes” (in each case, calculated according to the maximum potential amount of such obligation), or under conditional sale or title retention agreements in favor of any other Person, whether or not matured (but excluding any trade payables and accrued expenses arising in the ordinary course of business to the extent included in the determination of Working Capital), (iii) all obligations evidenced by notes, bonds, debentures, mortgage or other similar instruments, (iv) all Liabilities under any debt security, interest rate, currency or commodity hedging or swap, derivative obligation or other similar arrangement (including under any option or forward Contract), or under any financial derivative instrument, (v) all Liabilities and reimbursement obligations with respect to drawn or cash collateralized letters of credit, bankers’ acceptances, performance bonds, fidelity, surety bonds, customs bonds, and similar instruments, or otherwise incurred in connection with performance guaranties related to insurance obligations (including drawn letters of credit supporting insurance policies for worker’s compensation), (vi) leases required to be treated as capitalized leases under GAAP (other than any Liabilities pursuant to leases which would not have been required to be capitalized under GAAP prior to the implementation of ASC 842), (vii) retention bonus amounts owed to the former owners of the Citadel business, together with any payroll, social security, unemployment, and similar Taxes payable in respect of such amounts, (viii)  the Income Tax Liability, and (ix) all Liabilities of the type referred to in clauses (i) through (viii) of other Persons for which the Company Group is responsible or liable, director indirectly, as obligor, guarantor or surety; provided, that notwithstanding the foregoing, Indebtedness shall not include or be deemed to include any amounts included in Transaction Expenses.
“Information Privacy Laws” means any Laws pertaining to privacy, data protection or data transfer, including all privacy and security breach disclosure Laws, implementing laws, ordinances, permit, regulation, rule, code, Order, constitution, treaty, common law, judgment, ruling, decree, other requirement or rule of law, in each case, of any Governmental Authority.
“Initial Closing Statement” has the meaning set forth in Section 2.2(b).
“Insurance Policies” has the meaning set forth in Section 3.16.
“Intellectual Property” means (i) all inventions and all improvements thereto, whether patentable or not, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisions, extensions, renewals, and reexaminations thereof, in the United States or any other country and any international or foreign counterparts thereof, (ii) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all registrations and renewals in connection therewith, (iv) all trade secrets and other confidential business information, and (v) all domain names, URLs, social media accounts, and registrations in respect thereof.
“Interim Financial Statements” has the meaning set forth in Section 3.6(a).
“IRS” means the United States Internal Revenue Service.
“IT Systems” means all computer systems, information technology systems, communications systems, Software, servers, network equipment, computer hardware and other computer and telecom assets and equipment operated by, owned by or under the control of the Company Group.
“Knowledge” (i) of the Company, with respect to any fact or matter in question, means the actual knowledge, after reasonable inquiry of the relevant matter, of Tony Mallinger, Robert Hintz, Brad Van Dam, Natalee Ovbiagele and Brad Zepecki, and (ii) of Buyer or any Seller, with respect to any fact or matter in question, means the actual knowledge, after reasonable inquiry of the relevant matter, of any executive officer of such party or, in the case of a Seller who is an individual person, such Seller (provided that the knowledge of a particular Seller, in its, his or her capacity as such, shall not be imputed to another Seller, in its, his or her capacity as such).
“Latest Balance Sheet” has the meaning set forth in Section 3.6(a).
“Law” means any U.S. or non-U.S. federal, state, provincial, territorial, local, municipal or supranational law, statute, rule, regulation, requirement, code, decree, ordinance or common law, in each case, enacted, promulgated, enforced or imposed by any Governmental Authority, or any Order.
“Leased Real Property” has the meaning set forth in Section 3.12(a).
“Liabilities” means, with respect to any Person, any Loss, commitment, liability or obligation of such Person of any kind, whether pecuniary or not, whether absolute or contingent, known or unknown, determined or determinable, incurred or consequential, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed, disputed, liquidated or executory, and whether due or to become due, including those arising under any Contract, Law or Order.
“Liens” means any mortgage, license, charge, interest, pledge, claim, lien, encumbrance, option, right of first offer or refusal, put, call, assessment, security interest, restriction on the right to sell, transfer or dispose (and in the case of securities, vote).
“Loss” means any damages, losses, liabilities, obligations, claims of any kind, interest, fines, penalties, awards, payments, costs, charges, sanctions, settlements or expenses (including reasonable attorneys’ fees and expenses).
“Management Pool” has the meaning set forth in the Preamble.
“Material Adverse Effect” means any change, effect, circumstance, event, occurrence, development or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on (a) the assets, liabilities, business, financial condition, operations or results of operations of the Company Group, taken as a whole, or (b) the ability of any Sellers, the Company or any Company Subsidiary to perform its obligations under this Agreement or any Ancillary Agreement, or to consummate the transactions contemplated hereby or thereby; provided, however, that, in the case of clause (a), no change, effect, circumstance, event, occurrence or development attributable to any of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the negotiation (including activities relating to due diligence), execution, public announcement or pendency of this Agreement or any of the transactions contemplated hereby or any actions taken in compliance herewith, including the impact thereof on the relationships of the Company Group with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company Group has any relationship; (ii) conditions affecting the industries in which the Company Group operates or participates, the U.S. economy or financial or capital markets or any foreign markets or any foreign economy or financial or capital markets in any location where the Company Group operates, including changes in interest or exchange rates; (iii) compliance by the Company or the Sellers with the terms of, or the taking of any action by the Company or the Sellers expressly required by, this Agreement; (iv) the taking of any action by Buyer or any of Buyer’s Affiliates (other than to enforce their rights under this Agreement), including any breach by Buyer of this Agreement or the Confidentiality Agreement; (v) any change in GAAP or applicable Laws (or interpretation or enforcement thereof) after the date hereof; (vi) any acts of God, weather, natural disasters, calamities, pandemics, epidemics, disease outbreaks, acts of war, terrorism, cyberterrorism, civil unrest, or military action or the worsening or escalation thereof; (vii) national or international political, general economic, regulatory, social conditions or changes, including any stoppage or shutdown of any U.S. government activity (including any default by the U.S. government or delays in payments by government agencies or delays or failures to act by any Governmental Authority); (viii) any action taken or omitted to be taken at the express written request of Buyer; or (ix) any failure, in and of itself, by the Company Group to meet any projections, forecasts, or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); except in the case of each of clauses (ii), (v), (vi) and (vii) to the extent such change, effect, circumstance, event, occurrence or development materially and disproportionately affecting the Company Group, taken as a whole, compared to other similar businesses in the industries in which the Company Group operates.
“Material Contract” has the meaning set forth in Section 3.10(a).
“Material Customer” has the meaning set forth in Section 3.20(a).
“Material Supplier” has the meaning set forth in Section 3.20(b).
“Modified Statement” has the meaning set forth in Section 2.2(d)(ii).
“Non-Party Affiliate” has the meaning set forth in Section 16.12.
“Order” means any injunction, order, consent order, judgment, writ, stipulation, award, decision, ruling, subpoena, verdict or decree entered, issued or made by or with any Governmental Authority (including Presidential Memoranda and Executive Orders).
“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including (i) in the case of a corporation, its certificate or articles of organization and bylaws, and (ii) in the case of a limited liability company, its certificate or articles of organization and its limited liability company or operating agreement.
“Owned Intellectual Property” means any and all Intellectual Property that is owned, or purported to be owned, by the Company Group.

“Party” or “Parties” has the meaning set forth in the Preamble.
“Paying Agent” has the meaning set forth in Section 2.3(b)(i).
“Payoff Letter” has the meaning set forth in Section 11.1(k).
“Paying Agent Agreement” means a disbursing agent agreement, by and among the Paying Agent, Buyer and the Seller Representative, dated as of the Closing, substantially in the form attached hereto as Exhibit B.
“Permits” means all permits, approvals, concessions, grants, franchises, registrations, variances, tariffs, certificates, exemptions, licenses, identification numbers and other authorizations and approval of or by any Governmental Authority.
“Permitted Liens” means (i) Liens for Taxes not yet due or the amount or validity of which is being contested in good faith through appropriate proceedings, and, in each case, for which appropriate reserves have been established in accordance with GAAP, (ii)  Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet due, or the amount or validity of which are being contested in good faith through appropriate proceedings, and, in each case, for which appropriate reserves have been established in accordance with GAAP, (iii) with respect to real property, Liens and easements due to zoning, land use, environmental regulations and subdivision Laws and regulations, in each case, which are not violated by, and do not materially interfere with, the current ownership, occupancy or use of such real property, (iv) with respect to real property, covenants, rights of way, encumbrances, defects, imperfections, irregularities of title, reservations, restrictions, easements, limitations, conditions and all other Liens recorded in the public records, in each case, which are not violated by, and do not materially interfere with, the current ownership, occupancy or use of such real property, (v) with respect to any Leased Real Property, the interests and rights of the respective lessors with respect thereto and any Lien permitted under the applicable Real Property Lease and any ancillary documents thereto, (vi) Liens affecting the fee interest of any Leased Real Property not created by the Company Group, (vii) non-exclusive licenses to Intellectual Property, (viii) Liens that will be terminated or released at the Closing in connection with the repayment of Company Debt at the Closing and (ix) those other Liens listed in Section 1.1 of the Disclosure Schedule.
“Person” means any individual, corporation, partnership (general or limited), limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Personal Information” means any information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity, including unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information; and shall also mean “personal information”, “personal health information” and “personal financial information” each as defined by applicable Laws relating to the collection, use, sharing, storage, and/or disclosure of information about an identifiable individual.
“Post-Closing Matter” has the meaning set forth in Section 7.8(a).
“Post-Closing Representation” has the meaning set forth in Section 7.8(a).

“Pre-Closing Designated Persons” has the meaning set forth in Section 7.8(b).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
“Privacy Obligations” has the meaning set forth in Section 3.19.
“Prior Company Counsel” has the meaning set forth in Section 7.8(a).
“Pro Rata Share” means, as to any Seller, the pro rata share, expressed as a percentage, for such Seller as set forth on the Distribution Methodology.
“Profits Interest Units” means “Profits Interest Units” that have been issued under the MTL Holdings LLC Management Equity Incentive Plan, dated as of April 17, 2020, as amended from time to time.
“Real Property Leases” has the meaning set forth in Section 3.12(a).
“Redemption” has the meaning set forth in Section 14.6.
“Registered Intellectual Property” has the meaning set forth in Section 3.18(a).
“Release” means, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, migration, dumping, injection, deposit, or discharge of any Hazardous Materials into or through the indoor or outdoor environment.
“Releasee” has the meaning set forth in Section 7.12.
“Releasing Parties” has the meaning set forth in Section 7.12.
“Related Party” means any Seller, any Affiliate of any Seller (other than portfolio companies), and any present officer, director or manager of the Company, any Company Subsidiary, any Seller and any Affiliate of GreyLion Seller (other than portfolio companies).
“Remedial Action” means any action that is required under any Environmental Law to (a) investigate, clean up, remediate, remove, respond to, treat, or in any other way address a Release, or a threat of Release, into the environment, including the performance of required studies, investigations, restoration, or monitoring, or (b) assess or restore the environment or natural resources.
“Representatives” means with respect to any Person, its employees, officers, directors or managers, agents, advisors, and other representatives (including attorneys, accountants, consultants, bankers and financial advisors).
“Restricted Parties” has the meaning set forth in Section 7.10(a).
“Restrictive Covenant Agreements” has the meaning set forth in the Recitals.
“Restrictive Covenant Agreement Individuals” means the persons set forth on Schedule 1.1(c).
“Review Period” has the meaning set forth in Section 2.2(d)(ii).
“RWI Policy” has the meaning set forth in Section 7.9.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
“Security Incident” has the meaning set forth in Section 3.19.
“Seller” and “Sellers” has the meaning set forth in the Preamble.
“Seller Representative” has the meaning set forth in Section 15.1(a).
“Shortfall Amount” has the meaning set forth in Section 2.2(f)(ii).
“Software” means all software of any type (including programs, applications, middleware, utilities, tools, drivers, firmware, microcode, scripts, batch files, JCL files, instruction sets and macros) and in any form, databases, associated data and related documentation, and all rights therein.
“Straddle Flow-Through Return” has the meaning set forth in Section 14.1(b).
“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (ii) generally entitled to share in the profits or capital of such legal entity.
“Tangible Assets” has the meaning set forth in Section 3.11.
“Target Working Capital Amount” means $16,941,000.
“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, and other governmental charges, duties, impositions, levies, customs and tariffs in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, gain, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, stamp, excise, unclaimed property, and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), whether disputed or not, whether computed on a separate or consolidated, unitary or combined basis, together with all interest, penalties and additions imposed by a Governmental Authority with respect thereto.
“Tax Authority” means the IRS and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.
“Tax Law” means any Law (whether domestic or foreign) relating to Taxes.
“Tax Matter” has the meaning set forth in Section 14.3(a).
“Tax Return” means any return, report or statement filed or required to be filed with respect to the determination, assessment, or collection of any Tax or the administration of any Tax Laws (including any elections, declarations, schedules or attachments thereto, and any amendment or supplement thereof), including any information return, estimate, claim for refund, amended return or declaration of estimated Tax.

“Transaction Expenses” means the aggregate amount, without duplication, payable by the Company Group or Blocker for all out-of-pocket fees, costs and expenses, whether or not accrued, that are incurred or to be incurred by or on behalf of, or as a result of arrangements put in place by, the Company Group or the Blocker prior to the Closing in connection with the transactions contemplated by this Agreement, in each case (including with respect to clauses (i) through (iv) below), to the extent such fees, costs and expenses have not been paid prior to the Closing, including: (i) the fees and disbursements payable by the Company Group or Blocker to investment bankers, brokers, financial advisors and finders engaged by or on behalf of the Company Group or Blocker in connection with the transactions contemplated by this Agreement, including those payable to William Blair & Company, L.L.C.; (ii) the fees and disbursements payable by the Company Group or Blocker to legal counsel (including Latham & Watkins LLP, legal counsel to the Company), accountants, transaction advisors or other service providers in connection with the transactions contemplated by this Agreement; (iii) any stay, sale, success, transaction, change-in-control, retention payments or bonuses or severance payments payable by the Company Group solely as a direct result of the consummation of the transactions contemplated hereby to any officer, manager, director, employee, consultant or individual independent contractor of the Company Group or Blocker (excluding, for the avoidance of doubt, any payments associated with the Profits Interest Units and any such payments or bonuses paid at the direction of (or in connection with any agreements or arrangements entered into by) Buyer or any of its Affiliates), together with the employer portion of any payroll Taxes related to the payment of such payments or bonuses; and (iv) all other out-of-pocket fees, expenses or costs payable by the Company Group or Blocker in connection with the transactions contemplated by this Agreement.
“Transaction Tax Deductions” means without duplication, any item of loss or deduction of the Company Group for income Tax purposes resulting from or attributable to (i) the payment of any Transaction Expenses or items that would have been Transaction Expenses but for their payment prior to the Closing, (ii) the payment of Indebtedness (including, for the avoidance of doubt, amounts treated as interest for U.S. federal or state income tax purposes, any breakage fees or accelerated deferred financing fees, whether paid before, at, or after the Closing or included in the definition of Indebtedness or included as a liability in Working Capital), and (iii) all fees, costs and expenses incurred by the Company Group or Blocker in connection with this Agreement and the transactions contemplated by this Agreement, including any such legal, accounting, transaction, closing and investment banking fees, costs and expenses; provided that, with respect to any success-based fees, 70% of such success fees shall be treated as deductible in accordance with Revenue Procedure 2011-29.
“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, value added, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp, deed or similar Taxes and fees arising out of, in connection with or attributable to the transactions contemplated by this Agreement.
“Units” has the meaning ascribed to such term in the Company LLC Agreement.
“USPTO” has the meaning set forth in Section 7.15.
“Willful Breach” means any material breach of this Agreement that is the consequence of an intentional action or omission by a Party with the knowledge that the taking of such action or the failure to take such action would, or would be reasonably likely to, cause a material breach of this Agreement.
“Working Capital” means an amount equal to (i) Current Assets minus (ii) Current Liabilities, in each case, as of the Adjustment Time in accordance with the accounting methods, policies, practices and procedures set forth in the Working Capital Schedule; provided, that notwithstanding the foregoing, Working Capital shall not include or be deemed to include any amounts included in Closing Cash, Indebtedness or Transaction Expenses.
“Working Capital Deficiency” means the amount (if any) by which the Target Working Capital Amount is greater than Working Capital.
“Working Capital Schedule” means the schedule, attached hereto as Schedule 1.1(b), setting forth (i) the accounting methods, policies, practices and procedures to be used to determine Working Capital hereunder, (ii) the categories of assets included in Current Assets and categories of liabilities included in Current Liabilities, and (iii) an illustrative calculation of Working Capital prepared by the Company as of December 31, 2023.
“Working Capital Surplus” means the amount (if any) by which Working Capital is greater than the Target Working Capital Amount.
1.2    Interpretation. For purposes of this Agreement, the following rules of interpretation apply:
(a)    Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.
(b)    Calculation of Time Period. Except as otherwise provided herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If any period is to be measured in Business Days and the last day of such period is not a Business Day, the period in question ends on the next succeeding Business Day.
(c)    Currency. Any reference in this Agreement to $ means U.S. dollars.
(d)    Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Annex,” “Section,” “Schedule” or “Exhibit” are to the corresponding Annex, Section, Schedule or Exhibit of this Agreement.
(e)    Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.
(f)    Other Definitional and Interpretive Matters. For purposes of this Agreement, the following rules of interpretation shall apply:
(i)    Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Company may, at its option, include in the Disclosure Schedule items that are not material in order to avoid any misunderstanding, and, subject to any specific reference otherwise, such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter, exception or qualification set forth in any section of any Schedule (including the Disclosure Schedule) shall be deemed to be referred to and incorporated in each other applicable Schedule if the relevance of such disclosure to such other Schedule is reasonably apparent on its face. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(ii)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(iii)    License. The word “license” (regardless of the tense when used as a verb or single or plural form when used as a noun) shall include the term “sublicense” (and its corresponding forms) and vice versa.
(iv)    Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not merely to a particular term or provision of this Agreement or subdivision in which such words appear unless the context otherwise requires.
(v)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(vi)    To the Extent. The words “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if”.
(vii)    Inclusivity. The term “or” has the inclusive meaning represented by the phrase “and/or”.
(viii)    Made Available. Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item is included in the Project Warrior electronic data room hosted by Datasite on behalf of the Company Group (the “Data Room”) at least one day prior to the date hereof.
SECTION 2.
PURCHASE AND SALE
2.1    Agreement to Sell and Purchase.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer agrees to purchase and accept from each of the Sellers (other than Blocker Seller), and each of the Sellers (other than Blocker Seller) agrees to sell, transfer and deliver to Buyer, severally and not jointly, free and clear of all Liens (other than restrictions under applicable securities laws), all of the Company Units.
(b)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer agrees to purchase and accept from Blocker Seller, and Blocker Seller agrees to sell, transfer and deliver to Buyer, free and clear of all Liens (other than restrictions under applicable securities laws), the Blocker Equity.

2.2    Purchase Price; Adjustments.
(a)    Purchase Price Payable at Closing. Upon the terms and subject to the conditions set forth in this Agreement, the aggregate consideration payable by Buyer to the Sellers at the Closing for the Company Units and the Blocker Equity shall be an amount in cash, equal to the Estimated Adjusted Purchase Price. The Estimated Adjusted Purchase Price shall be allocated among the Sellers in accordance with the methodology described on Annex 1 hereto (the “Distribution Methodology”).
(b)    Initial Closing Statement. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate (the “Initial Closing Statement”) of the Company signed by an officer of the Company setting forth, in reasonable detail:
(i)    the Company’s good faith estimate of Working Capital (the “Estimated Working Capital”), and any Estimated Working Capital Surplus or Estimated Working Capital Deficiency, as the case may be;
(ii)    the Company’s good faith estimate of Company Debt (the “Estimated Company Debt”);
(iii)    the Company’s good faith estimate of Closing Cash (“Estimated Closing Cash”);
(iv)    the Company’s good faith estimate of Transaction Expenses (the “Estimated Transaction Expenses”);
(v)    the Company’s calculation of the Estimated Adjusted Purchase Price; and
(vi)    the amount of the Estimated Adjusted Purchase Price to be paid to each Seller in accordance with the Distribution Methodology.
The Company shall consider in good faith any reasonable comments to the Initial Closing Statement provided by Buyer prior to the Closing; provided that (1) the Company and the Sellers shall be under no obligation to accept any such comments provided by Buyer and (2) in no event shall any such comments provided by Buyer delay the Closing.
(c)    Without limitation of Section 2.2(d), the Initial Closing Statement, when delivered to Buyer, shall be deemed the definitive calculation of each Seller’s share of the Estimated Adjusted Purchase Price payable at Closing, and shall be used for purposes of determining amounts payable pursuant to Section 2.3(b).
(d)    Post-Closing Adjustment to Purchase Price.
(i)    As promptly as practicable, but in no event later than ninety (90) days following the Closing Date, Buyer shall prepare and deliver to the Seller Representative a certificate (the “Closing Date Schedule”) of Buyer executed on its behalf by its Chief Financial Officer setting forth in reasonable detail Buyer’s calculations of (x) Company Debt, Closing Cash, Transaction Expenses and Working Capital, (y) the Working Capital Deficiency (if any) or Working Capital Surplus (if any), and (z) the Adjusted Purchase Price. The Closing Date Schedule will entirely disregard (i) any and all purchase accounting effects on the assets or liabilities of the Company Group as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby (except to the extent set forth on the Working Capital Schedule or in the definitions of the terms Working Capital, Closing Cash, Company Debt and Transaction Expenses), and (ii) any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company Group or its business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities.
(ii)    During the forty-five (45) day period commencing upon receipt of Buyer’s Closing Date Schedule (the “Review Period”), the Seller Representative may dispute any amounts or calculations reflected therein by delivery to Buyer of a written notice (an “Adjustment Dispute Notice”). The Adjustment Dispute Notice shall set forth, in reasonable detail, the principal basis for the dispute of such amounts and calculations and the Seller Representative’s determination of the Adjusted Purchase Price (including its proposed detailed calculations of Company Debt, Closing Cash, Transaction Expenses, Working Capital, the Working Capital Deficiency (if any) and Working Capital Surplus (if any)). If the Seller Representative does not deliver an Adjustment Dispute Notice during the Review Period, then the Adjusted Purchase Price set forth in the Closing Date Schedule shall be deemed final and binding on Buyer, the Seller Representative and each Seller as the Adjusted Purchase Price for all purposes of this Agreement. If the Seller Representative delivers an Adjustment Dispute Notice during the Review Period, the Seller Representative and Buyer shall, during the thirty (30) days following such delivery (or such longer period as they may mutually agree), meet, confer and exchange any additional relevant information reasonably requested by the other party regarding the calculation of Adjusted Purchase Price and negotiate in good faith to resolve by written agreement (such written agreement, the “Modified Statement”) any differences as to the calculations or amounts in dispute in order to finally determine the Adjusted Purchase Price. If the Seller Representative and Buyer so resolve all such differences, then the Adjusted Purchase Price set forth in the Modified Statement shall be deemed final and binding on Buyer, the Seller Representative and each Seller as the Adjusted Purchase Price for all purposes of this Agreement. If the Seller Representative and Buyer are unable to reach agreement concerning any items on the Closing Date Schedule that are disputed pursuant to the Adjustment Dispute Notice during such thirty (30) day period, then either Party may thereafter submit the dispute to the Accounting Firm for resolution pursuant to Section 2.2(e). All negotiations between the Seller Representative and Buyer and their respective Representatives contemplated by this Section 2.2(d)(ii) shall be governed by Rule 408 of the Federal Rules of Evidence and by similar applicable state Law.
(iii)    At any time during the preparation of the Closing Date Schedule, the preparation of the Adjustment Dispute Notice or the resolution of any disputes with respect thereto, Buyer, on the one hand, shall provide the Seller Representative and its Representatives, and the Seller Representative, on the other hand, shall provide the Buyer and its Representatives, timely and reasonable access to the records, work papers and information (subject to the execution of customary work paper access letters if requested) of such Party or the Company Group relating to the preparation of the Closing Date Schedule or the Adjustment Dispute Notice.
(e)    Adjustment Dispute Resolution. If the Seller Representative and Buyer are unable to reach agreement concerning any items on the Closing Date Schedule that are disputed pursuant to the Adjustment Dispute Notice during such thirty (30) day period set forth in the penultimate sentence of Section 2.2(d)(ii), then either Party may thereafter submit such dispute to Grant Thornton LLP or another independent accounting or financial consulting firm of recognized national standing mutually selected by Buyer and the Seller Representative (the “Accounting Firm”), for resolution pursuant to this Section 2.2(e). In resolving any disputed item, the Accounting Firm (x) shall determine the Company Debt, Closing Cash, Transaction Expenses, Working Capital, Working Capital Deficiency (if any) or Working Capital Surplus (if any), and the Adjusted Purchase Price, in each case in accordance with the respective definitions thereof, (y) shall limit its review to those items or amounts as to which the Seller Representative has disagreed in the Adjustment Dispute Notice and (z) shall act as an expert and not an arbitrator. Each of Buyer and the Seller Representative shall promptly provide their assertions regarding the disputed amounts concerning the Closing Date Schedule pursuant to Section 2.2(d)(ii) in writing to the Accounting Firm and to each other. The Accounting Firm shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the parties hereto agree should not be later than thirty (30) days after submission of the dispute) in a written report setting forth the Accounting Firm’s calculations of the disputed amounts (the “Expert Calculations”). The determination of the Adjusted Purchase Price made by the Accounting Firm shall be final and binding on Buyer, the Seller Representative and the Sellers for all purposes of this Agreement, absent manifest error. The Expert Calculations (A) shall reflect in detail the differences, if any, between the calculation of the Adjusted Purchase Price reflected in the Adjustment Dispute Notice and the calculation of the Adjusted Purchase Price set forth in the Closing Date Schedule and (B) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Buyer on the Closing Date Schedule or by the Seller Representative on the Adjustment Dispute Notice, as the case may be, and no lower than the lower amount calculated by Buyer on the Closing Date Schedule or by the Seller Representative on the Adjustment Dispute Notice as the case may be. The Accounting Firm shall base its determination solely on the written submissions of the Buyer and the Seller Representative and shall not conduct an independent investigation. Buyer, on the one hand, and the Seller Representative on behalf of Sellers, on the other hand, shall each pay their own fees and expenses. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer and the Seller Representative, on behalf of Sellers, based on the inverse of the percentage that the Accounting Firm determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to one thousand dollars ($1,000) and the Accounting Firm awards six hundred dollars ($600) in favor of the Seller Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Seller Representative, on behalf of Sellers.
(f)    Payment Upon Final Determination of Adjustments.
(i)    If the Adjusted Purchase Price, as finally determined in accordance with this Section 2.2, is less than the Estimated Adjusted Purchase Price as set forth in the Initial Closing Statement (the difference between the Estimated Adjusted Purchase Price and the Adjusted Purchase Price, the “Excess Amount”), then the Seller Representative and Buyer shall, no later than five (5) Business Days after the Adjusted Purchase Price is finally determined in accordance with this Section 2.2, issue joint written instructions to the Escrow Agent instructing the Escrow Agent to (x) release to Buyer solely from the Escrow Funds an amount equal to the lesser of (1) the Excess Amount and (2) all remaining Escrow Funds and (y) thereafter, release any remaining Escrow Funds to the Paying Agent for further distribution to the Sellers in accordance with their Pro Rata Share as directed by the Seller Representative; provided, for the avoidance of doubt, that the Escrow Funds constitute the sole and exclusive source of recovery by Buyer for any Excess Amount and neither the Seller Representative nor any Seller will be required to make any payment to Buyer pursuant to this Section 2.2(f)(i) or otherwise in respect of any Excess Amount beyond delivery of the Escrow Funds (or portion thereof) to Buyer as provided herein.

(ii)    If (A) the Adjusted Purchase Price, as finally determined in accordance with this Section 2.2, is greater than the Estimated Adjusted Purchase Price as set forth in the Initial Closing Statement (the difference between the Adjusted Purchase Price and the Estimated Adjusted Purchase Price, the “Shortfall Amount”), or (B) the Adjusted Purchase Price, as finally determined in accordance with this Section 2.2, is equal to the Estimated Adjusted Purchase Price set forth in the Initial Closing Statement, then (x) Buyer shall, no later than five (5) Business Days after the Adjusted Purchase Price is finally determined in accordance with this Section 2.2, cause an amount of cash equal to the Shortfall Amount, if any, to be paid to the Paying Agent, for further distribution to the Sellers in accordance with their Pro Rata Share as directed by the Seller Representative to Buyer or the Payment Agent, and (y) Buyer and the Seller Representative shall, no later than five (5) Business Days after thee Adjusted Purchase Price is finally determined in accordance with this this Section 2.2, issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release all remaining Escrow Funds to the Paying Agent for further distribution to the Sellers in accordance with their Pro Rata Share as directed by the Seller Representative.
(iii)    Any payments made to any party pursuant to this Section 2.2(f) shall constitute an adjustment of the Estimated Adjusted Purchase Price for Tax purposes and shall be treated as such by Buyer and Sellers on their Tax Returns to the greatest extent permitted by applicable Law.
(g)    Withholding Rights; Deductions from Purchase Price. Each of the Company, the Paying Agent, Buyer and the Escrow Agent (and any of their respective paying agents) shall be entitled to deduct and withhold from any payment to any Person under this Agreement such amounts as any of them is required by Law to deduct and withhold with respect to such payments. Before making any such deduction or withholding with respect to payments to any Seller in respect of such Seller’s Units (or Blocker Equity, in the case of Blocker Seller), and except with respect to any failure of any Seller to deliver IRS Form W-9 pursuant to Section 11.1(h), Buyer shall provide such Seller reasonable advance written notice of the intention to make such deduction or withholding, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and shall cooperate with any reasonable request from such Person to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld or deducted and paid to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(h)    Purchase Price Allocation. The Adjusted Purchase Price (together with any liabilities and other items required to be taken into account under the Code), but excluding the portion of the Adjusted Purchase Price paid to Blocker Seller (pursuant to the Distribution Methodology), shall be allocated for Tax purposes among the assets of the Company in accordance with the methodology set forth on Schedule 2.2(h) (the “Allocation”). The Allocation shall be delivered by the Seller Representative to Buyer within one hundred twenty (120) days after the final determination of the Adjusted Purchase Price for Buyer’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Seller Representative and Buyer shall work in good faith to resolve any disputes relating to the Allocation within thirty (30) days. If the Adjusted Purchase Price is adjusted pursuant to this Agreement, the Allocation shall be adjusted as appropriate, and Buyer and the Seller Representative shall cooperate in good faith in making any such adjustments. Buyer and the Sellers shall file or cause to be filed all Tax Returns in a manner consistent with the Allocation.

2.3    Closing.
(a)    Time and Place. The closing of the purchase of the Company Units and the Blocker Equity (the “Closing”), shall take place at 10:00 a.m., Eastern time, as soon as reasonably practicable (and in no event later than three (3) Business Days) after the date of the satisfaction or, to the extent permitted, waiver of each of the conditions set forth in Section 8, Section 9 and Section 10 (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver (in writing by the party having the benefit of such condition) of those conditions at such time) or at such other time as the parties shall otherwise mutually agree (the date on which the Closing is consummated, the “Closing Date”). The Closing will take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020; provided, that the Parties intend to effect all or a portion of the Closing via conference call and the remote exchange of electronic signature pages. Subject to the provisions of Section 12 of this Agreement, the failure to consummate the Closing on the date and time and at the place determined pursuant to this Section 2.3(a) shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement.
(b)    Transactions at the Closing.
(i)    Paying Agent. At or prior to the Closing, Buyer shall engage Citibank, N.A. (the “Paying Agent”) to act as disbursing agent hereunder for purposes of distributing any amounts to be paid by Buyer hereunder. At the Closing, Buyer shall pay to the Paying Agent, an aggregate amount equal to (A) all Company Debt identified in the Payoff Letter(s), (B) the Estimated Transaction Expenses identified on the Initial Closing Statement (excluding any such Estimated Transaction Expenses that are compensatory) and (C) the Estimated Adjusted Purchase Price identified on the Initial Closing Statement (the “Closing Payment”).
(ii)    Payment of Company Debt; Transaction Expenses. At the Closing, Buyer shall cause the Paying Agent (on behalf of the applicable member of the Company Group) to pay or cause to be paid, (A) all Company Debt identified in the Payoff Letter(s) to the respective lenders (or agents thereof) and in the respective amounts set forth thereon and (B) the Estimated Transaction Expenses identified on the Initial Closing Statement to the respective vendors or other Persons and in the respective amounts set forth thereon (provided that Buyer shall cause the Company Group to pay any such Estimated Transaction Expenses that are compensatory in a timely manner through the payroll of the applicable member of the Company Group on or after the Closing in accordance with their terms).
(iii)    Payment of Estimated Adjusted Purchase Price to Sellers. At the Closing, Buyer shall cause the Paying Agent to pay to each Seller, severally and not jointly, such Seller’s respective share of the Estimated Adjusted Purchase Price (such share being set forth on the Initial Closing Statement), in respect of the Company Units or Blocker Equity (as applicable) being sold to Buyer by such Seller at the Closing.
(iv)    Payment of Advance Amount to the Escrow Agent. At the Closing, Buyer shall pay or cause to be paid the Advance Amount to the Escrow Agent, as provided in Section 15.1(f) below.
(v)    Escrow. At the Closing, Buyer shall pay or cause to be paid the Escrow Amount to the Escrow Agent pursuant to the provisions of the Escrow Agreement. The Escrow Amount (or any portion thereof) shall be distributed to Sellers and Buyer at the times and upon the terms and conditions set forth in the Escrow Agreement.

(vi)    Wire Instructions. Each payment made at the Closing pursuant to this Section 2.3(b) shall be made by wire transfer of immediately available funds; provided that prior to the Closing, the Seller Representative (on behalf of the Sellers), the Paying Agent and the Escrow Agent shall have provided Buyer with valid wiring instructions. Buyer shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on, and shall not be liable for relying on, the wire instructions for each of the Sellers delivered by the Seller Representative (on behalf of the Sellers) and, upon such payments by or on behalf of Buyer as set forth in this Section 2.3(b) in accordance with such wiring instructions delivered by the Seller Representative (on behalf of the Sellers), the Paying Agent and the Escrow Agent, the Closing shall be deemed to have been effected and all Company Units and the Blocker Equity shall be owned by Buyer.
(c)    Closing Date Covenant. The Sellers and the Company shall not take, and shall not permit any of the Blocker or the Company Group to take any action after the Adjustment Time that would have resulted in a change to the amount of the Adjusted Purchase Price had such action been taken at or prior to such time.
SECTION 3.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP
Except as set forth in the disclosure schedule supplied by the Company to Buyer, dated as of the Agreement Date (the “Disclosure Schedule”), the Company represents and warrants to Buyer as follows:
3.1    Organization and Qualification. Each of the Company and each Company Subsidiary is a limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of formation or organization, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business in all material respects as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in such jurisdictions (other than the jurisdiction of its formation or organization) where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True, correct and complete copies of the Organizational Documents of the Company and each Company Subsidiary, as amended and in effect as of the date of this Agreement, have been provided to Buyer. The Organizational Documents of each of the Company and each Company Subsidiary are in full force and effect, and neither the Company nor any Company Subsidiary is in material breach or violation of any provision contained in its respective Organizational Documents.
3.2    Power and Authority. The Company has the requisite limited liability company power and authority to enter into this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is or will be a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been (or with respect to the Ancillary Agreements to which the Company will be a party, will be at or prior to the Closing) duly authorized by all requisite limited liability company action on the part of the Company. This Agreement and each of the Ancillary Agreements to which the Company is a party has been, and each of the Ancillary Agreements to which the Company will be a party, will be at or prior to the Closing, duly executed and delivered by the Company, as applicable, and, assuming the due authorization, execution and delivery by each other party hereto or thereto, constitutes or will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (the “Enforceability Exceptions”).
3.3    Capitalization.
(a)    The Company Units and the Blocker Owned Units constitute all of the issued and outstanding Equity Interests of the Company. The number of authorized, issued and outstanding Equity Interests of the Company, the class thereof, and the holders thereof as of the Agreement Date is set forth in Section 3.3(a) of the Disclosure Schedule and all such Equity Interests have been duly authorized and validly issued, are fully paid and are owned beneficially and of record as of the Agreement Date by the Persons as set forth in Section 3.3(a) of the Disclosure Schedule, free and clear of any Liens or any other restrictions on transfer, other than restrictions under applicable securities Laws or the Company’s Organizational Documents. Except as set forth in the Company’s Organizational Documents or Section 3.3(a) of the Disclosure Schedule, there are no other outstanding Equity Interests or stock or equity appreciation, phantom stock or equity, profit participation or similar equity-based plans or rights of the Company.
(b)    Except as set forth in the Company’s Organizational Documents or Section 3.3(a) of the Disclosure Schedule, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Equity Interests of the Company. The Company has not violated any Laws or any preemptive rights created by statute, Organizational Document or agreement in connection with the offer, sale, issuance or allotment of any Equity Interests of the Company. Except as required by the terms of the Company Organizational Documents or Blocker Organizational Documents, the Company does not have any obligation to purchase, redeem or otherwise acquire any of its Equity Interests or any interest therein and has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated.
3.4    Subsidiaries; Ownership.
(a)    Section 3.4(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of the Company (each a “Company Subsidiary”), including each Company Subsidiary’s name and type of entity and jurisdiction of incorporation or organization, and the number of issued and outstanding Equity Interests of each Company Subsidiary, the class thereof, and the holders thereof, in each case, as of the Agreement Date. The Company or a Company Subsidiary owns all of the Equity Interests of each Company Subsidiary free and clear of all Liens (other than Permitted Liens and restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable securities laws or under a Company Subsidiary’s Organizational Documents). All such Equity Interests have been duly authorized and validly issued, are fully paid and are owned beneficially and of record as of the Agreement Date by the Person(s) set forth in Section 3.4(a) of the Disclosure Schedule, free and clear of any Liens or any other restrictions on transfer, other than restrictions under applicable securities Laws or a Company Subsidiary’s Organizational Documents. There are no outstanding stock or equity appreciation, phantom stock or equity, profit participation or similar equity-based plans or rights of any Company Subsidiary.
(b)    Except as set forth in the Organizational Documents of any Company Subsidiary or Section 3.4(a) of the Disclosure Schedule, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Equity Interests of any Company Subsidiary. No Company Subsidiary has violated any preemptive rights created by statute, Organizational Document or agreement in connection with the offer, sale, issuance or allotment of any Equity Interests of any Company Subsidiary. Except as required by the terms of the Organizational Documents of the Company Subsidiaries, no Company Subsidiary has any obligation to purchase, redeem or otherwise acquire any of its Equity Interests or any interest therein or has any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated.
(c)    Except as set forth on Section 3.4(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary owns, directly or indirectly, beneficially or of record, any Equity Interest in any Person (other than a Company Subsidiary).
3.5    Non-contravention; Consents and Governmental Authorizations.
(a)    Neither the execution, delivery and performance by the Company or any Company Subsidiary of this Agreement and each other Ancillary Agreement to which the Company or any Company Subsidiary is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will, with or without the giving of notice or the lapse of time or both, (i) contravene, conflict with, or result in a violation of any Law or Order binding upon or applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected; (ii) contravene, conflict with, or result in a violation or breach of any provision of the Organizational Documents of the Company or any Company Subsidiary; (iii) (A) require any consent, notice or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under any (x) Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is, or any of its assets or properties are, bound, or (y) Permit; or (iv) result in the creation of a Lien upon any of the Company Units or Blocker Equity or (other than Permitted Liens) on any property or asset of the Company or any Company Subsidiary; other than, in the case of clauses (i) and (iii), as would not reasonably be expected to otherwise prevent or materially delay the Closing or be material the Company Group.
(b)    Other than as would not reasonably be expected to otherwise prevent or materially delay the Closing or be material the Company Group, no consents, approvals, orders, authorizations, registrations, declarations, permits, licenses, notices and filings (“Consents”) or Governmental Authorizations are required in connection with the Company’s or any Company Subsidiary’s execution and delivery of this Agreement or any Ancillary Agreement to which the Company or any Company Subsidiary is or will be a party, the performance by the Company or any Company Subsidiary of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, other than the required filings under the HSR Act.
3.6    Financial Statements; Undisclosed Liabilities.
(a)    Correct and complete copies of the Company’s (i) consolidated audited financial statements consisting of the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31 in each of the years 2022 and 2021 and the related statements of operations, members’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and (ii) consolidated unaudited financial statements consisting of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of December 31, 2023 (such balance sheet, the “Latest Balance Sheet” and the date of such balance sheet, the “Balance Sheet Date”) and the related consolidated unaudited statements of operations and cash flows for the twelve (12)-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have previously been delivered and/or made available to Buyer. The Financial Statements were derived from the books and records of the Company and the Company Subsidiaries and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to the absence of notes, and, on that basis, present fairly, in all material respects, the financial condition of the Company and the Company Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and the Company Subsidiaries for the periods indicated.
(b)    The Company and the Company Subsidiaries have no Liabilities that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP except: (i) those which are adequately reflected or reserved against on the Latest Balance Sheet; (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date (none of which relate to breach of contract, breach of warranty, tort, misappropriation, infringement, violation of or liability under any Law or any Action); (iii) those arising under this Agreement and any Transaction Expenses; and (iv) those which are set forth on Section 3.6(b) of the Disclosure Schedule.
3.7    Absence of Changes. Since the Balance Sheet Date through the Agreement Date, each of the Company and the Company Subsidiaries has conducted itself in the ordinary course of business in all material respects and there has not been any Material Adverse Effect. Without limiting the foregoing, except as set forth in Section 3.7 of the Disclosure Schedule, since the Balance Sheet Date through the Agreement Date, neither the Company nor any Company Subsidiary has taken any action that would be prohibited from being freely taken by Section 7.1 if such action had been taken between the date hereof and Closing.
3.8    Legal Proceedings.
(a)    There are no, and since January 1, 2021 there have not been any, material Actions pending or, to the Knowledge of the Company, threatened against or by the Company, any Company Subsidiary or any of their respective officers, managers or directors (in their capacities as such or otherwise with respect to the business of the Company or any Company Subsidiary).
(b)    Neither the Company nor any Company Subsidiary is subject to, and since January 1, 2021 has not been subject to, any material Order, including any such Order (i) affecting any of its properties or assets, or (ii) that challenges or would have the effect of preventing, enjoining or otherwise delaying the transactions contemplated by this Agreement. The Company and the Company Subsidiaries are in compliance in all material respects with each Order to which it, or any properties or assets owned or used by it, are currently subject. Neither the Company nor any Company Subsidiary has at any time since January 1, 2021 received any written notice or other communication from any Governmental Authority or any other Person regarding any actual material violation of, or failure to comply in any material respects with, any Order to which the Company or any Company Subsidiary, or any properties or assets owned or used by the Company or any Company Subsidiary, is subject, which actual, alleged or potential violation was not resolved to the reasonable satisfaction of such Governmental Authority.
3.9    Compliance With Laws; Permits.
(a)    Each of the Company and the Company Subsidiaries is, and since January 1, 2021, has been, in compliance in all material respects with all Laws applicable to it or its respective business or properties. Since January 1, 2021, neither the Company nor any Company Subsidiary has received written or, to the Company’s Knowledge, oral notice of any material violation, alleged violation or potential violation of, or any audit or investigation with respect to any material violation, alleged violation or potential violation of, any such Laws from any Governmental Authority.
(b)    None of the Company, the Company Subsidiaries or any director, manager, officer or employee of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other Person acting on behalf of any of the Company or any Company Subsidiary, has at any time since January 1, 2019 (i) offered, given, authorized, or promised anything of value, directly or indirectly, to any Person, including to any elected or appointed government official, officer, employee or Person acting in an official or public capacity on behalf of a Governmental Authority (“Government Official”), for the purpose of (A) improperly influencing any official act or decision of such Person, (B) inducing such Person to do or omit to do any act in violation of a lawful duty, or (C) securing any improper benefit or favor for the Company or any Company Subsidiary, or in connection with this Agreement, (ii) used any funds of the Company or any Company Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company’s or any Company Subsidiary’s business, or failed to disclose fully any such contribution in violation of applicable Laws; (iii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; (iv) made any unlawful payment or given any other unlawful consideration to any customer, agent, distributor or supplier of the Company or any Company Subsidiary or any director, manager, officer, agent, or employee of such customer or supplier; or (v) violated or is in violation of (A) any applicable Laws relating to anti-bribery, money laundering, unlawful political contributions or gifts or corrupt practices, including the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the United Kingdom Bribery Act of 2010, all other national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business transactions contemplated by this Agreement and any similar Laws (the “Anti-Corruption Laws”), (B) any applicable Laws and other restrictions relating to the export, transshipment, re-export and other transfers of U.S. origin commodities, software, technology and services, or (C) applicable sanction and/or anti-boycott Laws. Since January 1, 2019, neither the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any Person acting on behalf of any of the Company or any Company Subsidiary, has received any written or, to the Company’s Knowledge, oral notice, request, or citation for any actual or potential non-compliance with any of the matters described in the immediately preceding sentence of this Section 3.9(b). The Company Group has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority (including, without limitation, the U.S. Department of Justice or the U.K. Securities Fraud Office) with respect to any alleged act or omission arising under or relating to non-compliance with any Anti-Corruption Laws. No Government Officials are an owner, investor, or otherwise have a financial or personal interest in the Company Group.
(c)    All material Permits required for the Company or any Company Subsidiary to own, lease, maintain, operate and conduct its business as currently conducted (“Material Permits”) have been obtained by it and are valid and in full force and effect, and each of the Company and the Company Subsidiaries is in compliance with the terms of all such Permits in all material respects. There is no Action pending, or to the Knowledge of the Company, threatened, nor has the Company or any Company Subsidiary received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority, to revoke, cancel, refuse to renew or adversely modify any Material Permit.
3.10    Material Contracts.

(a)    Section 3.10(a) of the Disclosure Schedule sets forth a correct and complete list of the following types of Contracts (excluding Company Benefit Plans) to which the Company or any Company Subsidiary is a party or by which any of their respective assets or properties are bound as of the Agreement Date and under which any party thereto has continuing obligations (collectively, the “Material Contracts”):
(i)    any Contract or series of related Contracts that (A) involved payment or consideration by, or to, the Company Group in the twelve month period ending December 31, 2023 of an amount in excess of five hundred thousand dollars $500,000 per annum, or (B) the Company reasonably expects to result in future payments to or by the Company Group in excess of five hundred thousand dollars ($500,000) per annum, in each case except for purchase orders entered into in the ordinary course of business and Contracts that are terminable on less than ninety (90) days’ notice without penalty;
(ii)    (1) any Contract that expressly limits, in any material respect, the ability of the Company or any Company Subsidiary to (A) engage in or compete in any line of business or with any Person in any geographic area or during any period of time, (B) acquire any product or other asset or services from any Person, (C) sell, transfer, pledge or otherwise dispose of any product or other asset, or (D) solicit or hire the services or employment of any Person (other than non-solicitation or no-hire covenants in respect of employees or other service providers entered into in the ordinary course of business, none of which are binding on Affiliates of the Company (other than any Company Subsidiary)), and (2) any Contract of the type described in subsections (1)(A)–(C) which is binding on any Affiliate of the Company (other than any Company Subsidiary);
(iii)    all Contracts imposing a Lien (other than Permitted Liens) on any of the assets or properties of the Company Group securing, or under which the Company or any Company Subsidiary has incurred, assumed or guaranteed, any Indebtedness of a type described in clauses (i) or (iii) of the definition thereof and having an outstanding principal amount in excess of $500,000;
(iv)    any Contract under which the Company or any Company Subsidiary has advanced or loaned any other Person any amounts (other than advances to Company Employees or other service providers of the Company and the Company Subsidiaries for reimbursable travel and other business expenses incurred in the ordinary course of business);
(v)    the Real Property Leases;
(vi)    any Contract under which the Company or any Company Subsidiary is lessor of or permits any third party to hold or operate any personal property owned or controlled by it which involves consideration in excess of five hundred thousand dollars ($500,000);
(vii)    any Contract under which the Company or any Company Subsidiary is lessee of or holds or operates any personal property owned or controlled by any other Person which involves consideration in excess of five hundred thousand dollars ($500,000);
(viii)    material Contracts (including any right to receive or obligation to pay royalties or any other consideration) relating to Company Intellectual Property, other than (A) licenses for generally available commercial Software products and services supplied under end user licenses with an annual or total fee of less than one hundred and fifty thousand dollars ($150,000), (B) confidentiality or non-disclosure agreements, (C) agreements with employees, contractors or other service providers, (D) customer agreements entered into in the ordinary course of business, and (E) incidental trademark licenses or ancillary licenses to Owned Intellectual Property that are granted to receive the benefit of services from third party service providers;
(ix)    each Contract with a Related Party (other than any Contract by and between the Company and any Company Subsidiary or by and between any Company Subsidiary and another Company Subsidiary);
(x)    any Contract involving or relating to the settlement or conciliation of any Action since January 1, 2021 and providing for payment by the Company Group of more than five hundred thousand dollars ($500,000) or pursuant to which the Company Group will have any outstanding obligation after the date of this Agreement;
(xi)    any partnership, joint venture, shareholder, investment or similar Contract involving a sharing of profits, losses, costs, or liabilities with any other Person (other than with a Company Subsidiary and other than any Organizational Documents of any member of the Company Group that have been made available to Buyer);
(xii)    any Contract for the employment or engagement of any individual service provider providing for annual base compensation in excess of $200,000, except for any such Contract that can be unilaterally terminated by the Company Group with no more than a 30-day notice or waiting period and without incurring any severance or other similar termination payment Liability;
(xiii)    any Contract providing for change in control benefits or a retention bonus, transaction completion bonus, or other similar payment payable upon or as a result of this Agreement or the transactions contemplated by this Agreement;
(xiv)    any Contract with a Material Customer or a Material Supplier, in each case, excluding purchase orders entered into in the ordinary course of business, any confidentiality or non-disclosure agreements and any incidental or ancillary agreement entered into in the ordinary course of business;
(xv)    any Contract providing for any commitment with respect to any capital expenditures of the Company Group that are in excess of $500,000;
(xvi)    any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distribution or promotional activities for or on behalf of the Company Group with annual consideration reasonably anticipated to be in excess of $500,000, except for any such Contract that can be cancelled by the Company Group without any termination payment upon 90 days’ notice or less;
(xvii)    any Contract for (A) the disposition of any asset or properties that are material to the Company Group, taken as a whole, (B) the acquisition of any assets or properties that are material to the Company Group, taken as a whole, or (C) the acquisition of any Equity Interests or business of any other Person, in each case, other than disposition or purchases of assets and property in the ordinary course of business;
(xviii)    any Contract with any labor union, works council or similar labor organization, such as any collective bargaining agreement or similar Contract covering any Company Group or its employees;

(xix)    any Contract involving the provision, maintenance, development, hosting or configuration of technology, in each case that has an aggregate value in excess of $500,000 or is otherwise material to the Company Group; and
(xx)    any legally binding commitment to enter into any of the foregoing.
(b)    Neither the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any other party, is in, or, has received written notice of any, material violation of or material default under any of its obligations under (including any condition that with the passage of time or the giving of notice would cause such a material violation or material default under) any Material Contract and, to the Knowledge of the Company, no event has occurred which, with or without notice, lapse of time, or both, would reasonably be expected to give any Person the right to cancel, materially modify, or terminate any Material Contract. As of the Agreement Date, neither the Company nor any Company Subsidiary has provided, or has received any written or, to the Knowledge of the Company, oral, notice of termination, cancellation, non-renewal, or modification with respect to any Material Contract. The Company has made available to Buyer a correct and complete copy of each Material Contract, together with all amendments, exhibits, annexes or other supplements thereto (excluding in each case, purchase orders entered into in the ordinary course of business), in each case as of the date of this Agreement. Each Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as applicable, and is in full force and effect (except to the extent such Material Contract expires after the Agreement Date, but prior to the Closing Date, in accordance with its terms), and is enforceable against the Company or a Company Subsidiary, as applicable, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, subject to the Enforceability Exceptions.
3.11    Title to Assets; Sufficiency. Each of the Company and the Company Subsidiaries has good and valid title to, or a valid leasehold interest in or a valid license to use, all machinery, equipment and other tangible property and assets (including all improvements, fixtures, building systems and all components thereof included in the Leased Real Property) that are owned, purported to be owned, leased or used by the Company and the Company Subsidiaries, as applicable, or located on the Company’s or any Company Subsidiary’s premises (the “Tangible Assets”). To the Knowledge of the Company, the Tangible Assets are (a) in good working order, operating condition and state of repair in all material respects (normal wear and tear excepted) and are fit in all material respects for use in the ordinary course of business, (b) are sufficient for the operation of the business of the Company Group as currently conducted, (c) are, to the extent leased (including the Leased Real Property), in all material respects in the condition required of such assets or properties by the terms of the lease applicable thereto, and (d) in all material respects, have been maintained in the ordinary course of business and, to the extent applicable, in accordance with applicable manufacturer guidelines and, to the Knowledge of the Company, recommendations, and no maintenance of any such asset or properties has been deferred in contemplation of the transactions contemplated by this Agreement. All the Tangible Assets (including leasehold interests) are free and clear of Liens, other than the Permitted Liens.
3.12    Real Property.
(a)    Neither the Company nor any Company Subsidiary owns any real property. Section 3.12(a) of the Disclosure Schedule contains: (i) a list of all leases and subleases under which the Company or any Company Subsidiary is lessee or lessor of any real property (collectively, the “Real Property Leases” and the real property to which such Real Property Leases relate, the “Leased Real Property”), (ii)  the correct address of the Leased Real Property, and (iii) the identity of the lessor, lessee, current occupant (if different from lessee) of each such Leased Real Property and any guarantor. Either the Company or a Company Subsidiary has a valid leasehold interest in each Leased Real Property, free and clear of all Liens, except for Permitted Liens. With respect to each Real Property Lease, (x) the Real Property Lease is legal, valid, binding, enforceable and in full force and effect (subject to the Enforceability Exceptions); and (y) neither the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any other party to the Real Property Lease is in material breach or default thereunder and, to the Knowledge of the Company, no event has occurred or circumstances exist which, with the delivery notice or lapse of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease.
(b)    The Company has made available to Buyer correct and complete copies of all Real Property Leases. With respect to each Leased Real Property, (i) the Company or a Company Subsidiary is in peaceful and undisturbed possession of such Leased Real Property, (ii) other than as set forth in the Real Property Leases, there are not, to the Company’s Knowledge, contractual or legal restrictions that preclude or restrict the ability to use such Leased Real Property for the purposes for which it is currently being used in any material respect, (iii) neither the Company nor any Company Subsidiary has leased, subleased or licensed any parcel or any portion of any parcel of such Leased Real Property to any other Person and (iv) no Person (other than the Company and the Company Subsidiaries) has any rights to the use, occupancy or enjoyment of such Leased Real Property pursuant to any lease, license or concession agreement. Neither the Company nor any Company Subsidiary has assigned its interest under any Real Property Lease to any third party. There are no Persons in possession of any parcel of Leased Real Property except the Company or a Company Subsidiary.
(c)    To the Knowledge of the Company, there are no material structural deficiencies, latent defects or adverse physical conditions materially affecting any parcel of Leased Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets or personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Leased Real Property.
(d)    To the Knowledge of the Company, there are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of Company, threatened against the Leased Real Property.
(e)    The Leased Real Property comprises all of the real property occupied by the Company Group and used in or related to the conduct of the business by the Company Group.
3.13    Employee Benefits.
(a)    Section 3.13(a) of the Disclosure Schedule contains a list, as of the Agreement Date, of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each plan, program, policy, agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, bonus, incentive, unit or unit-based awards, material fringe benefit, retirement, pension, profit-sharing, vacation pay, paid time off, death, disability, medical or retiree benefits or other material employee benefits or remuneration of any kind, including each employment, severance, retention, change in control, termination or consulting arrangement or agreement, in each case whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by the Company Group for the benefit of any current or former employee of any Company Subsidiary with respect to which any Company Subsidiary has any outstanding liabilities.
(b)    With respect to each material Company Benefit Plan, the Company has delivered or made available to Buyer (i) a correct and complete copy of such plan (including any amendments thereto) or, if not written, a summary of such plan, (ii) the most recent IRS determination letter, if applicable, (iii) the current summary plan description and any summary of material modification, if applicable, (iv) the most recent annual report on Form 5500 (or equivalent if required under applicable Law) and all attachments thereto filed with IRS with respect to such Company Benefit Plan (if applicable), (v) the most recent actuarial testing and administrative reports, and (vi) all insurance contracts, policies and administrative agreements.
(c)    (i) Each Company Benefit Plan has for the past year been established, funded and administered in material compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, as applicable, (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan, (iii) there are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto which would reasonably be expected to result in any material liability to the Company or any Company Subsidiary, and (iv) no audit or other Action by a Governmental Authority with respect to any Company Benefit Plan is pending, or to the Knowledge of the Company, threatened.
(d)    Except as required under Section 4980B of the Code or Section 601 et seq. of ERISA or comparable state Law, no Company Benefit Plan provides material benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.
(e)    Except as set forth in Section 3.13(e) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Company Employee, (iii) otherwise give rise to any liability under any Company Benefit Plan, or (iv) result in the failure of any payment under any Company Benefit Plan to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code. There is no agreement, plan or other arrangement to which any Company Subsidiary is a party or by which it is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 4999 of the Code.
(f)    No Company Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA or the minimum funding requirements of Sections 412 or 430 or the Code or Section 302 of ERISA. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA.
(g)    Each Company Benefit Plan that is subject to Section 409A of the Code complies in all material respects with Section 409A of the Code and Treasury Regulations thereunder and there are no agreements to indemnify any party for any failures to comply with Section 409A.
3.14    Labor and Employment Matters.
(a)    Section 3.14(a) of the Disclosure Schedule sets forth a true, complete and accurate list of all employees of the Company and the Company Subsidiaries (the “Company Employees” and each a “Company Employee”) and all individual independent contractors performing services for the Company as of a date within five (5) Business Days of the Agreement Date and, each as applicable, their name, position or scope of service, location, salary or pay rate, amount of accrued and unused vacation time, sick time, and/or paid time off, status (e.g. active or inactive, salaried or hourly, full time or part time), and visa status.

(b)    Each of the Company and the Company Subsidiaries is in material compliance with all applicable Laws pertaining to employment and employment practices, including Laws pertaining to terms and conditions of employment, equal employment opportunity, veterans’ rights, civil rights, employment standards, wages and hours, immigration, occupational health and safety, classification of workers as employees and independent contractors, workers’ compensation, human rights, nondiscrimination, retaliation, the payment of withholdings and/or social security and similar Taxes, family and medical leaves, and plant closings and mass layoffs (hereinafter collectively referred to as the “Employment Laws”); and, neither the Company nor any Company Subsidiary is liable for the payment of material Taxes, fines, or penalties, for failure to comply with any of the foregoing Employment Laws. Except as listed in Section 3.14(b) of the Disclosure Schedule, since January 1, 2021, there have been no Actions brought against the Company or any Company Subsidiary nor to the Company’s Knowledge, are any such Actions threatened to be brought or filed, by or on behalf of any current or former employee of the Company or any Company Subsidiary.
(c)    Neither the Company nor any Company Subsidiary is party to, or bound by, any collective bargaining or other similar Contract with a labor union or bargaining unit representative representing any Company Employees. There are no pending, or to the Company’s Knowledge, threatened strikes, material labor disputes, work stoppages, requests for representation, pickets, work slow-downs, or other similar material labor disruptions with respect to Company employees.
(d)    The Company has not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation or audit with respect to or relating to employees and, to the Company’s Knowledge, no such investigation or audit is in progress.
(e)    To the Knowledge of the Company, no Company Employee is (i) bound by or otherwise subject to any Contract with any former employer restricting him or her from performing his or her duties for the Company Group, or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his or her activities as a Company Employee.
(f)    Since January 1, 2021, no entity in the Company Group has effectuated a “plant closing” or a “mass layoff” as defined in the WARN Act or any similar Law.
3.15    Environmental Matters.
(a)    Each of the Company and the Company Subsidiaries is, and since January 1, 2019 has been, in compliance in all material respects with, and has no material Liability arising under, applicable Environmental Laws.
(b)    Each of the Company and the Company Subsidiaries has obtained and is in material compliance with all material Permits required under Environmental Laws to conduct and operate the business and the Leased Real Property, each as presently conducted and operated, and there are no pending judicial or regulatory proceedings by any Governmental Authority that could reasonably be expected to result in the termination, revocation, or adverse modification of any such material Permits.
(c)    There has been no Release or threatened Release of Hazardous Materials by the Company or any Company Subsidiary (i) at, in, on, under, or from any Leased Real Property (during the term of any applicable lease, or to the Company’s Knowledge, prior to such term), (ii) at any other property or location formerly owned, leased, or operated by the Company Group (during or, to the Company’s Knowledge, prior to the Company’s ownership, lease or operation of such property or location), or (iii) by or on behalf of the Company Group at any other location, including any location where the Company Group has transported Hazardous Materials or arranged for their disposal that, in the case of each of items (i) – (iii) above, would reasonably be expected to result in a material Liability of the Company or any Company Subsidiary pursuant to Environmental Laws.
(d)    Neither the Company nor any Company Subsidiary has received written or, to the Company’s Knowledge, oral notice from any Person of any pending or threatened Action pursuant to Environmental Law alleging (i) the Company or any Company Subsidiary is responsible (or potentially responsible) for Remedial Actions with respect to or arising out of the operations of the Company or any Company Subsidiary, (ii) Liability of the Company or any Company Subsidiary arising out of or resulting from non-compliance with any Environmental Law, or (iii) Liability of the Company or any Company Subsidiary arising out of or resulting from the presence or release of, or exposure to, any Hazardous Materials (including any request for information regarding any third-party waste disposal locations), that, in each case, either remains pending or unresolved and would reasonably be expected to result in a material Liability of the Company or any Company Subsidiary pursuant to Environmental Laws.
(e)    Except as may be set forth in the Real Property Leases, neither the Company nor any Company Subsidiary (i) is a party to any Contract pursuant to which it is obligated to indemnify any other Person with respect to, or be responsible for, any material Liability of any other Person arising under Environmental Laws, or (ii) has retained or assumed, by Contract or operation of Law, any material Liability of any other Person arising under Environmental Laws.
(f)    The Company has made available to Buyer copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the direct or indirect possession of or conducted by the Company, any Seller or any Company Subsidiary, or any of their Affiliates, with respect to the Company Group’s compliance with, or Liabilities arising under, Environmental Laws.
3.16    Insurance. Section 3.16 of the Disclosure Schedule sets forth a correct and complete list of all material insurance policies maintained by the Company or the Company Subsidiaries as of the Agreement Date (excluding any Company Benefit Plans) or under which the Company or any Subsidiary is a named insured or otherwise is a beneficiary of coverage (the “Insurance Policies”), including the name of the insurer, the policy number and the type of coverage). Section 3.16 of the Disclosure Schedule also sets forth a brief description of any self-insurance, co-insurance or retention arrangement by or affecting the Company or any Company Subsidiary as of the Agreement Date, including any reserves established thereunder. Insurance has been maintained by or on behalf of the Company Group as required pursuant to the Material Contracts except as would not result in a material violation of or material default under any of its obligations under any such Material Contract. The Company has made available to Buyer correct and complete copies of the Insurance Policies as in effect as of the date hereof. No written or, to the Company’s Knowledge, oral, notice of cancellation, termination or amendment has been received by the Company or any Company Subsidiary with respect to any of the Insurance Policies that have not been replaced on substantially similar terms prior to the date of such cancellation, termination or amendment. All premiums due and payable under the Insurance Policies have been paid, and such Insurance Policies or extensions or renewals thereof in the amounts described are valid, binding, and enforceable against the Company and any Company Subsidiary who are parties thereto, and, to the Company’s Knowledge, the counterparties thereto, and are in full force and effect and will be outstanding and duly in full force and effect without interruption until the Closing Date. There are no pending claims by the Company or any Company Subsidiary to which any insurer under any Insurance Policy have provided written notice denying or disclaiming coverage.

3.17    Taxes.
(a)    Each of the Company and the Company Subsidiaries has duly and timely filed or caused to be filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by it. All such Tax Returns are complete and accurate in all material respects. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, other than automatically granted extensions of time obtained in the ordinary course. All Taxes due and owing by the Company or any Company Subsidiary, whether or not shown on any Tax Return, have been timely paid.
(b)    There are no Liens for Taxes upon the assets of the Company or any Company Subsidiary other than Permitted Liens.
(c)    No deficiency for Taxes which has been proposed, asserted or assessed in writing by any Tax Authority against the Company or any Company Subsidiary remains unpaid (or has not otherwise been settled). There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any Company Subsidiary. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending or, to the Company’s Knowledge, threatened with respect to any Taxes of the Company or any Company Subsidiary.
(d)    All material Taxes which the Company or any Company Subsidiary is obligated to withhold from amounts owing to any Company Employee, creditor or third party have been paid or accrued, and the Company and the Company Subsidiaries have complied with all information reporting requirements with respect to such withholding in all material respects.
(e)    Within the last six years, no claim has been made by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or the Company Subsidiaries is or may be subject to taxation by that jurisdiction.
(f)    Each of the Company and the Company Subsidiaries is, where required by applicable Law, registered for value added Tax, goods and sales Tax or other similar Taxes in the jurisdictions in which it is required to be so registered and is compliant in all material respects with all requirements imposed upon it as a result of such registration.
(g)    Neither the Company nor any Company Subsidiary is, or has been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes).
(h)    Neither the Company nor any of the Company Subsidiaries has requested or received a ruling from any taxing authority or signed any binding agreement with any taxing authority that could reasonably be expected to increase the amount of Tax due from the Company or the Company Subsidiaries after the Closing Date.
(i)    Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (or similar group defined under any similar provision of non-US, state or local Law), and neither the Company nor any Company Subsidiary has material liability for the Taxes of any other Person (other than the Company and the Company Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise, in each case other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes.

(j)    Neither the Company nor any Company Subsidiary has been a party to a “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Tax Law).
(k)    Neither the Company nor any Company Subsidiary will be required to include any item of income in taxable income, exclude any item of deduction from taxable income, or make any adjustment under Section 481(a) of the Code, for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting made or requested prior to the Closing, including with respect to Section 263A of the Code, or the use of an incorrect method of accounting prior to the Closing, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non U.S. income Tax Law) executed prior to the Closing, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non U.S. income Tax Law), (iv) installment sale or open transaction disposition made prior to the Closing, (v) prepaid amount received outside the ordinary course of business prior to the Closing, or (vi) the application of Section 965 of the Code.
(l)    Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(m)    Neither the Company nor any Company Subsidiary is required to include any amount in their U.S. taxable income for the current or any future tax period by reason of Section 951(a) of the Code including, without limitation, any currently owing, accrued or deferred items of income pursuant to Section 965 of the Code, arising from actions or events occurring on or prior to the Closing.
(n)    Neither the Company nor any of its Subsidiaries is subject to Tax in any country (or any political subdivision thereof), other than the country of its formation (or a political subdivision thereof), by virtue of having a permanent establishment or, fixed place of business in any such jurisdiction.
(o)    At all times since its formation, the Company has been classified as a partnership or a disregarded entity for U.S. federal income Tax purposes. Each Company Subsidiary is classified as a disregarded entity for U.S. federal income Tax purposes. To the Knowledge of the Company, all equity interests granted to service providers by the Company that are treated as a profits interest qualify for such treatment under Internal Revenue Service Revenue Procedures 93-27 and 2001-43 (without regard for Section 4.02(2) of Internal Revenue Service Revenue Procedure 93-27).
3.18    Intellectual Property.
(a)    Section 3.18(a) of the Disclosure Schedule sets forth a list of the following Owned Intellectual Property that, in each case, has been registered (or, as applicable, applied for) by the Company or any Company Subsidiary: (i) all issued patents and pending patent applications, including any and all extensions, continuations, continuations-in-part, divisions, reissues, reexaminations, substitutes and renewals therefor, in the United States or any other country and any international or foreign counterparts thereof, (ii) all trademark registrations and pending trademark registration applications, (iii) all copyright registrations and pending copyright registration applications, and (iv) all domain name registrations, pending domain name registrations, and social media accounts (collectively, the “Registered Intellectual Property”). For each item of Registered Intellectual Property, Section 3.18(a) of the Disclosure Schedule lists (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered or pending (or, in the case of domain name registrations, the registrar of record), and (C) the issuance, registration or application date and number of such item. All necessary fees and filings with respect to any Registered Intellectual Property, due as of the Agreement Date, have been submitted to the relevant Governmental Authorities and domain name registrars to maintain such Registered Intellectual Property in full force and effect, except where the Company or a Company Subsidiary has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such Registered Intellectual Property. All of the issued Registered Intellectual Property is valid, subsisting and, to the Knowledge of the Company, enforceable.
(b)    Either the Company or a Company Subsidiary owns exclusively all Owned Intellectual Property (including the Registered Intellectual Property) free and clear of all Liens (other than Permitted Liens) and has sufficient rights to use, all other material Company Intellectual Property. No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used to develop or create any Owned Intellectual Property. None of the Owned Intellectual Property was created by generative artificial intelligence tool or platform. Notwithstanding the foregoing, this Section 3.18(b) does not constitute a representation or warranty regarding the non-infringement, misappropriation or other violation by the Company or the Company Subsidiaries or the business of the Company or the Company Subsidiaries of any Intellectual Property of any Person.
(c)    The Company or a Company Subsidiary, as the case may be: (i) has entered into appropriate agreements governing the use of and content posted to social media accounts with those employees or third parties responsible for such activities; (ii) has complied with all requirements of Internet domain administration authorities concerning all domain names that are Owned Intellectual Property, and operated all websites associated with such domain names in accordance with all applicable Laws; and (iii) has sufficient rights to display or make available, all content and other information displayed or made available, as applicable, on all websites associated with any domain name included in the Owned Intellectual Property.
(d)    The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the conduct the Company’s business as currently conducted, and is sufficient for such purposes. Notwithstanding the foregoing, this Section 3.18(d) does not constitute a representation or warranty regarding the non-infringement by the Company, any of its Subsidiaries, the business of the Company or any of its Subsidiaries or any of the Company’s products of any Intellectual Property of any Person.
(e)    No written claims are pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary challenging the ownership (as applicable), enforceability, scope, validity, or use by the Company or any Company Subsidiary of any Owned Intellectual Property, or alleging that the Company or any Company Subsidiary is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property. To the Knowledge of the Company, (i) the Owned Intellectual Property and the use thereof, and each of the Company’s and any Company Subsidiary’s conduct of its business (including the Company products and services), have not since January 1, 2021 infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person, and (ii) no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property.
(f)    To the Knowledge of the Company, no employee of the Company or any Company Subsidiary is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or any Company Subsidiary or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his or her activities as an employee of the Company or any Company Subsidiary.
(g)    All officers, managers, directors, employees, consultants or contractors of the Company and any Company Subsidiaries, including the Company Employees, who have contributed to or participated in the conception or development, or both, of the Owned Intellectual Property have either (i) conceived or developed the Intellectual Property within the scope of their employment and/or been a party to “work-made-for-hire” arrangements or agreements complying with the applicable Laws that has accorded the Company or a Company Subsidiary full, effective and exclusive ownership of all Intellectual Property arising thereby, or (ii) executed appropriate assignments in favor of the Company or a Company Subsidiary that have conveyed to the Company or such Company Subsidiary full, effective and exclusive ownership of all Intellectual Property arising thereby.
(h)    The Company and Company Subsidiaries take have taken commercially reasonable actions designed to protect the confidentiality, integrity and security of all material trade secrets, know-how and confidential information stored or contained in the Owned Intellectual Property or transmitted thereby from any unauthorized use, access, disclosure, destruction or modification, and, to the Knowledge of the Company, no such use, access, disclosure, destruction or modification has occurred.
(i)    The consummation of the transactions contemplated hereby will not result in the loss or impairment of any right of the Company or any Company Subsidiary to own, use, practice or otherwise exploit any Owned Intellectual Property. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by the Company or any Company Subsidiary to any Person of any ownership interest, license or other right with respect to any Owned Intellectual Property pursuant to any Contract to which the Company or any Company Subsidiary is bound.
(j)    Neither the Company nor any Company Subsidiary incorporates any software that is licensed, distributed or made available under the terms of any “open source,” “copyleft,” or other similar license or distribution models in a manner that will require the disclosure to any Person of any material source code owned by the Company or any Company Subsidiary.
(k)    Each of the Company and the Company Subsidiaries has taken commercially reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems. The Company Group has not experienced since January 1, 2021, any material disruption to, or material interruption in, the conduct of the business or operations of the Company Group attributable to an error, substandard performance, defect, bug, breakdown, compromise or other failure or deficiency on the part of its IT Systems that has not been remedied. Since January 1, 2021, to the Knowledge of the Company, there has been no unauthorized access to or use of any IT Systems. The IT Systems and any and all security and disaster recovery arrangements relating thereto, including those pertaining to the back-up and recovery of data and information are, as a whole, adequate and sufficient, and in good working condition to effectively perform all information technology operations necessary for the conduct of the business of the Company Group as currently conducted. Since January 1, 2021, there has been no internal or external audit, inspection or examination, including any penetration testing, of the IT Systems that has identified any unremediated issue that would be considered a material deficiency or a material weakness in the Company Group’s internal control structures and procedures or any issue that required the Company Group to disclose a risk of non-compliance to any Governmental Authority.
3.19    Data Privacy. Each of the Internet websites and applications (including mobile and tablet applications), owned or operated by the Company or any Company Subsidiary maintains a publicly posted privacy statement or policy that describes such entity’s practices with respect to the collection, storage, use and disclosure of Personal Information. The Company Group and, to the Knowledge of the Company, any Person acting on its behalf in connection with any collection, use, maintenance, security, disposal, disclosures, or other processing by or for the Company Group of any Personal Information, currently comply and at all times since January 1, 2021 have complied, in all material respects with all applicable Laws, Information Privacy Laws, obligations related to Personal Information under Contracts, and applicable policies and notices (collectively, “Privacy Obligations”). The transactions contemplated by this Agreement will not (a) result in a material breach of any Privacy Obligations, or (b) require the consent of, or notice to, any Person concerning Personal Data, except as would not reasonably be expected to be material to the Company Group. The Company Group has implemented, and at all times maintained, reasonable security measures designed to protect all Personal Information against accidental, unauthorized or unlawful loss, interruption, access, use, modification, alteration, destruction, disclosure, damage, breach or incident impacting the security, confidentiality, integrity, or availability of Personal Information by any Person, including the Company Employees (“Security Incident”). Since January 1, 2021, neither the Company Group nor, to the Knowledge of the Company, any Person processing Personal Information on behalf of the Company Group, have experienced a Security Incident or any unauthorized access to or use of any systems, networks, equipment, or facilities hosting or otherwise processing Data by or for the Company Group. Since January 1, 2021, has been no written complaint, audit, proceeding, or claim pending or, to the Company’s Knowledge, threatened against the Company Group by any Governmental Authority or by any Person regarding the processing, collection, use, or disclosure of Personal Information and/or compliance with Privacy Obligations.
3.20    Customers and Suppliers.
(a)    Section 3.20(a) of the Disclosure Schedule sets forth a correct and complete list of the top twenty (20) customers of the Company and the Company Subsidiaries (including distributors) (each, a “Material Customer”), based on the dollar amount of consolidated revenues earned by the Company and the Company Subsidiaries during calendar year 2023, and the revenues generated from such customers.
(b)    Section 3.20(b) of the Disclosure Schedule sets forth a correct and complete list of each vendor or supplier of the Company or any Company Subsidiary (each, a “Material Supplier”) from whom the Company or the Company Subsidiaries purchased greater than $1,000,000 in goods or services during calendar year 2023.
(c)    No Material Customer or Material Supplier has given the Company or any Company Subsidiary written or, to the Company’s Knowledge, oral, notice that it intends to stop or materially alter its business relationship with the Company or any Company Subsidiary (whether as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise), or has during the past twelve (12) months decreased materially, or threatened in writing to decrease or limit materially, its supply of services or products to, or purchase of products or services from, the Company or any Company Subsidiary. To the Company’s Knowledge, no Material Supplier has provided the Company or any Company Subsidiary with written or, to the Company’s Knowledge, oral, notice that it expects in the foreseeable future any material difficulty in obtaining, in the quantity and quality and at a price consistent with past practices, the raw materials, supplies or component parts required for the manufacture, assembly or production of any product of the Company or any Company Subsidiary.
3.21    Products. With respect to any express or implied warranty or guaranty as to goods sold, or services provided, by the Company or any Company Subsidiary, there is no pending or, to the Company’s Knowledge, threatened claim alleging any material breach thereof, other than as reserved against in the Financial Statements or as would not reasonably be expected to result in material Liability to, or otherwise materially and adversely affect, any member of the Company Group. At all times since January 1, 2021, each service provided or product manufactured, sold, or delivered by the Company or any Company Subsidiary has been provided, manufactured, sold and delivered in material conformity with all service or product specifications, express or implied warranties and all applicable Laws. There are no claims pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary with respect to the quality of or absence of defects in such products or services of the Company or any Company Subsidiary that would be expected to result in a material Liability to, or otherwise materially and adversely affect, the Company Group (including any material claims or Actions for replacement of any products or any extraordinary product returns). Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, since January 1, 2021, there have been no material product recalls, withdrawals, or seizures with respect to any products of the Company or any Company Subsidiary.
3.22    Inventory; Accounts Receivable. All inventory (including finished goods inventory and work in process inventory) of the Company Group reflected in the Latest Balance Sheet and the inventory acquired after the Balance Sheet Date and prior to the Closing and reflected on the books and records of the Company Group (a) is current, non-obsolete, saleable, or usable (and not in excess of the needs of the Company Group) in the ordinary course of business, (b) to the Company’s Knowledge, consists, in all material respects, of a quality and quantity saleable or usable by the Company Group in the ordinary course of business, (c) to the extent now on hand and purchased after the Balance Sheet Date, was purchased in the ordinary course of business, and (d) is reflected in the books and records of the Company Group in accordance with GAAP. All accounts receivable reflected on the Latest Balance Sheet have arisen in the ordinary course of business, represent legal, valid, binding and enforceable obligations owed to the Company Group and, subject only to reserves for bad debts set forth on the Latest Balance Sheet and write-offs in the ordinary course of business that are not, individually or in the aggregate, material to the Company Group, have been collected or are expected to be collectible in the aggregate recorded amounts thereof in accordance with their terms and, are not, to the Knowledge of the Company, subject to any contests, claims, counterclaims or setoffs.
3.23    Related Party Transactions. Except as set forth on Section 3.23 of the Disclosure Schedule, no Related Party is a party to any Contract with the Company or any Company Subsidiary, other than (a) with respect to the payment of compensation and other consideration to officers, directors and managers (or the equivalent) in the ordinary course of business, (b) employment or service agreements or equity grant agreements and (c) any Company Benefit Plans. No Related Party owns or has any interests in any assets or properties used by, or provides material services, assets or technology to, the Company or any Company Subsidiary.
3.24    Brokers. Other than William Blair & Company, L.L.C., no investment banker, broker, finder, financial advisor, intermediary or other Person is entitled to any brokerage, finder’s financial advisor’s or investment banker’s fee or commission or similar payment payable by or on behalf of the Sellers, the Blocker, the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements or understandings (written or oral, express or implied) made, or Contracts entered into, by or on behalf of the Sellers, the Blocker, the Company or any Company Subsidiary, except for any fees, commissions or similar payments that have been previously satisfied or that will be included in Transaction Expenses that will be satisfied at Closing pursuant to Section 2.3(b)(ii).
3.25    Exclusive Representations and Warranties. Except as expressly set forth in this Section 3, Section 4 and Section 5 (in each case, as qualified by the Disclosure Schedule) of this

Agreement, or in any Ancillary Agreement or any Closing Certificate, none of the Sellers, the Company, any Company Subsidiary, Blocker or any of their respective Representatives, has made or shall be deemed to have made any express or implied representation or warranty of any kind whatsoever, and hereby disclaim all liability and responsibility for any other representation, warranty or statement made or information communicated (orally or in writing) to Buyer and its Representatives (including by way of any information, documents or other materials regarding the Company or any Company Subsidiary furnished or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” management presentations, confidential information memorandums or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement (except in each case, as expressly set forth in Section 3, this Section  4 and Section  5 (in each case, as qualified by the Disclosure Schedule) of this Agreement, or in any Ancillary Agreement or any Closing Certificate)).
3.26    Acknowledgement by the Company. The Company acknowledges and agrees that none of Buyer, any of its Affiliates or any of their respective Representatives has made, and are not making, any representations or warranties whatsoever regarding the subject matter of this Agreement or the business, assets, condition and operations of Buyer, express or implied, except for those representations and warranties of Buyer expressly set forth in Section 6, or in any Ancillary Agreement or the Buyer Closing Certificate, and the Company is not relying and has not relied on any other representations or warranties whatsoever regarding the subject matter of this Agreement or the business, assets, condition and operations of Buyer, express or implied. The Company acknowledges and agrees that, except for those representations and warranties of Buyer expressly set forth in Section 6, or in any Ancillary Agreement or the Buyer Closing Certificate, none of Buyer, any of its Affiliates or any of their Representatives has made or is making any other representation or warranty, either express or implied, including as to the accuracy or completeness of any of the information heretofore or hereafter delivered, provided or made available by or on behalf of Buyer to the Company or any of its Affiliates or its or their respective direct or indirect equityholders or Representatives. Notwithstanding anything to the contrary in this Agreement, the Company specifically disclaims that it is relying upon or has relied upon any representations or warranties of Buyer, except for those representations and warranties of Buyer expressly set forth in Section 6, or in any Ancillary Agreement or the Buyer Closing Certificate.
SECTION 4.
REPRESENTATIONS AND WARRANTIES REGARDING BLOCKER
Except as set forth in the Disclosure Schedule, Blocker represents and warrants to Buyer as follows:
4.1    Organization and Qualification. Blocker is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business in all material respects as it is now being conducted. Blocker is not qualified or licensed, and is not required to be qualified or licensed, to do business as a foreign company in any jurisdiction. True, correct and complete copies of the Organizational Documents of Blocker, as amended and in effect as of the date of this Agreement, have been provided to Buyer. The Organizational Documents of Blocker are in full force and effect, and Blocker is not in material breach or violation of any provision contained in its respective Organizational Documents.
4.2    Power and Authority. Blocker has the requisite limited liability company power and authority to enter into this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Blocker of this Agreement and each Ancillary Agreement to which it is or will be a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been (or with respect to the Ancillary Agreements to which Blocker will be a party, will be at or prior to the Closing) duly authorized by all requisite limited liability company action on the part of Blocker. This Agreement and each of the Ancillary Agreements to which Blocker is a party has been, and each of the Ancillary Agreements to which Blocker will be a party, will be at or prior to the Closing, duly executed and delivered by Blocker and, assuming the due authorization, execution and delivery by each other party hereto or thereto, constitutes or will constitute a legal, valid and binding obligation of Blocker, enforceable against Blocker in accordance with its terms, subject to the Enforceability Exceptions.
4.3    Capitalization.
(a)    The Blocker Equity constitutes all of the issued and outstanding Equity Interests of Blocker. The number of issued and outstanding Equity Interests of Blocker, the class thereof, and the holders thereof, in each case, as of the Agreement Date are set forth on Section 4.3(a) of the Disclosure Schedule. All of the Equity Interests of Blocker are owned by Blocker Seller and all such Equity Interests have been duly authorized and validly issued, are fully paid and are owned beneficially and of record as of the Agreement Date by the Person(s) set forth in 4.3(a) of the Disclosure Schedule, free and clear of any Liens or any other restrictions on transfer, other than restrictions under applicable securities Laws or the Blocker’s Organizational Documents.
(b)    Except as set forth in the Blocker’s Organizational Documents or Section 4.3(b) of the Disclosure Schedule, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Equity Interests of Blocker. Blocker has not violated any Laws or any preemptive rights created by statute, Organizational Document or agreement in connection with the offer, sale, issuance or allotment of any Equity Interests of Blocker. Except as required by the terms of the Blocker Organizational Documents, the Blocker does not have any obligation to purchase, redeem or otherwise acquire any of its Equity Interests or any interest therein and has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated.
4.4    Subsidiaries; Title to Interests; Liens. Blocker does not have any Subsidiaries. Except for the Blocker Owned Units, as of the Closing, Blocker does not, and will not, directly or indirectly own, beneficially or of record, any Equity Interests in any Person. At the Closing, Blocker will own all of the Blocker Owned Units free and clear of all Liens or restrictions on transfer, other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Blocker under applicable securities laws or the Company’s Organizational Documents, and such Blocker Owned Units held by Blocker constitute all of the Equity Interests in the Company owned by Blocker as of the Closing. Except as provided in this Agreement, any Ancillary Agreement or the Company’s Organizational Documents or the Blocker’s Organizational Documents, as applicable, Blocker is not party to or bound by any agreement or instrument affecting or relating to Blocker’s right to transfer or vote the Blocker Owned Units.
4.5    Non-contravention; Consents and Governmental Authorizations.
(a)    Neither the execution, delivery and performance by Blocker of this Agreement and each other Ancillary Agreement to which Blocker is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will, with or without the giving of notice or the lapse of time or both, (i) contravene, conflict with, or result in a violation of any Law or Order binding upon or applicable to Blocker or by which any property or asset of Blocker is bound or affected; (ii) contravene, conflict with, or result in a material violation or breach of any provision of the Organizational Documents of Blocker; (iii) (A) require any consent, notice or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under any Contract that Blocker is a party to or Permit to which Blocker is subject; or (iv) result in the creation of a Lien (other than a Permitted Lien) on any property or asset of Blocker (including the Blocker Owned Units); other than, in the case of clauses (i) and (iii), as would not reasonably be expected to otherwise prevent or materially delay the Closing or be material to the Blocker or Company Group.
(b)    Other than as would not reasonably be expected to otherwise prevent or materially delay the Closing or be material to the Blocker or Company Group, no Consents or Governmental Authorizations are required in connection with the Blocker’s execution and delivery of this Agreement or any Ancillary Agreement to which Blocker is or will be a party, the performance by Blocker of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, other than the required filings under the HSR Act.
4.6    Legal Proceedings. There are no, and since January 1, 2021 there have not been any, Actions pending or, to the Knowledge of the Company, threatened against or by Blocker or any of its officers, managers or directors (in their capacities as such or otherwise with respect to the business of the Blocker). The Blocker is not subject to, and since January 1, 2021 has not been subject to, any Order.
4.7    Compliance with Laws. Blocker is, and since January 1, 2021, has been, in compliance in all material respects with all Laws applicable to it or its respective business or properties. Since January 1, 2021, Blocker has not received written or, to the Company’s Knowledge, oral notice of any material violation, alleged violation or potential violation of, or any audit or instigation with respect to any material violation, alleged violation or potential violation of, any such Laws from any Governmental Authority.
4.8    Taxes.
(a)    Blocker has timely filed or caused to be filed (taking into account any available extensions of time for such filings) all material Tax Returns that were required to be filed by it. All such Tax Returns are complete and accurate in all material respects. All material Taxes owed by Blocker have been paid. Blocker is not currently the beneficiary of any extension of time within which to file any Tax Return, other than automatically granted extensions of time obtained in the ordinary course. No claim has been made by a Tax Authority in a jurisdiction in which Blocker does not file Tax Returns that Blocker is subject to taxation by that jurisdiction. There are no Liens on any of Blocker’s assets for Taxes other than Permitted Liens.
(b)    No deficiency for Taxes which has been proposed, asserted or assessed in writing by any Tax Authority against Blocker remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Blocker. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending or, to the Blocker Seller’s Knowledge, threatened in writing with respect to any Taxes of Blocker.
(c)    At all times since its formation, Blocker has been classified as a corporation for federal income Tax purposes.
4.9    Operations; Purpose. Blocker (a) does not have any assets or employees, other than those assets incidental to its limited liability company existence and its rights under the Blocker’s Organizational Documents and, as of the Closing, the Blocker Owned Units, (b) has

not incurred or become subject to any Liabilities other than Liabilities for income or franchise Taxes or arising under the Blocker’s Organizational Documents and (c) has not conducted any business or operations or other activities other than (i) acquiring and holding equity interests in CP Seller or the Company and (ii) in connection with the transactions contemplated by this Agreement.
4.10    Brokers. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Blocker and is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
4.11    Exclusive Representations and Warranties. Except as expressly set forth in Section 3, this Section  4 and Section  5 (in each case, as qualified by the Disclosure Schedule) of this Agreement, or in any Ancillary Agreement or any Closing Certificate, none of the Sellers, the Company, any Company Subsidiary, Blocker or any of their respective Representatives, has made or shall be deemed to have made any express or implied representation or warranty of any kind whatsoever, and hereby disclaim all liability and responsibility for any other representation, warranty or statement made or information communicated (orally or in writing) to Buyer and its Representatives (including by way of any information, documents or other materials regarding the Company or any Company Subsidiary furnished or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” management presentations, confidential information memorandums or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement (except in each case, as expressly set forth in Section 3, this Section  4 and Section  5 (in each case, as qualified by the Disclosure Schedule) of this Agreement, or in any Ancillary Agreement or any Closing Certificate)).
4.12    Acknowledgement by Blocker. Blocker acknowledges and agrees that none of Buyer, any of its Affiliates or any of their respective Representatives has made, and are not making, any representations or warranties whatsoever regarding the subject matter of this Agreement or the business, assets, condition and operations of Buyer, express or implied, except for those representations and warranties of Buyer expressly set forth in Section 6, or in any Ancillary Agreement or the Buyer Closing Certificate, and Blocker is not relying and has not relied on any other representations or warranties whatsoever regarding the subject matter of this Agreement or the business, assets, condition and operations of Buyer, express or implied. Blocker acknowledges and agrees that, except for those representations and warranties of Buyer expressly set forth in Section 6, or in any Ancillary Agreement or the Buyer Closing Certificate, none of Buyer, any of its Affiliates or any of their Representatives has made or is making any other representation or warranty, either express or implied, including as to the accuracy or completeness of any of the information heretofore or hereafter delivered, provided or made available by or on behalf of Buyer to Blocker or any of its Affiliates or its or their respective direct or indirect equityholders or Representatives. Notwithstanding anything to the contrary in this Agreement, Blocker specifically disclaims that it is relying upon or has relied upon any representations or warranties of Buyer, except for those representations and warranties of Buyer expressly set forth in Section 6, or in any Ancillary Agreement or the Buyer Closing Certificate.
SECTION 5.
REPRESENTATIONS AND WARRANTIES REGARDING EACH SELLER
Except as set forth in the Disclosure Schedule, each Seller, severally and not jointly, as to himself, herself or itself, as applicable, represents and warrants to Buyer as follows:
5.1    Organization. If such Seller is an entity, such Seller is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization.

5.2    Power and Authority. Such Seller has all requisite legal capacity, power (including corporate, limited liability company, limited partnership or similar power, as applicable) and authority to enter into this Agreement and each Ancillary Agreement to which such Seller is or will be a party, to perform such Seller’s obligations hereunder or thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and each Ancillary Agreement to which it is or will be a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been (or with respect to the Ancillary Agreements to which Seller will be a party, will be at or prior to Closing) duly authorized by all requisite action on the part of such Seller. This Agreement and each of the Ancillary Agreements to which such Seller is a party has been, and each of the Ancillary Agreements to which such Seller will be a party, will be at or prior to the Closing, duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by each other party hereto or thereto, constitutes or will constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.
5.3    Title to Interests; Liens. Such Seller (without giving effect to the Blocker Transfer) is the owner of the Company Units or Blocker Equity set forth opposite such Seller’s name in Section 5.3 of the Disclosure Schedule, free and clear of any Lien or restrictions on transfer, other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable securities laws, the Company’s Organizational Documents or the Blocker’s Organizational Documents, and such Company Units or Blocker Equity held by such Seller constitute all of the Equity Interests in the Company or Blocker, as applicable, owned by such Seller as of the date of the Agreement. Except as provided in this Agreement, any Ancillary Agreement, the Company’s Organizational Documents or the Blocker’s Organizational Documents, as applicable, such Seller is not party to or bound by any agreement or instrument affecting or relating to such Seller’s right to transfer or vote the Company Units or Blocker Equity owned by such Seller.
5.4     Non-contravention; Consents and Governmental Authorizations.
(a)    Neither the execution, delivery and performance by such Seller of this Agreement and each other Ancillary Agreement to which such Seller is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will, with or without the giving of notice or the lapse of time or both, (i) contravene, conflict with, or result in a violation of any Law or Order binding upon or applicable to such Seller or by which any property or asset of such Seller is bound or affected; (ii) if such Seller is an entity, contravene, conflict with, or result in a material violation or breach of any provision of the Organizational Documents of such Seller; (iii) (A) require any consent, notice or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under any Contract that such Seller is a party to or Permit to which such Seller is subject; or (iv) result in the creation of a Lien on the Company Units or Blocker Equity held by such Seller; other than, in the case of clauses (i) and (iii), as would not reasonably be expected to otherwise prevent or materially delay the Closing.
(b)    Other than as would not reasonably be expected to otherwise prevent or materially delay the Closing, no Consents or Governmental Authorizations are required in connection with such Seller’s execution and delivery of this Agreement or any Ancillary Agreement to which such Seller is or will be a party, the performance by such Seller of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, other than the required filings under the HSR Act.

5.5    Litigation. No Action is pending or, to such Seller’s Knowledge, threatened, against such Seller which would have, or would reasonably be expected to have, a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement at the Closing, or otherwise prevent or materially delay the Closing. No Action is pending or, to such Seller’s Knowledge, threatened against such Seller which challenges the validity of this Agreement or any Ancillary Agreement to which such Seller is or will be a party, or any action taken or to be taken in connection herewith or therewith, in each case, except to the extent such Action would not have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement at the Closing, or otherwise prevent or materially delay the Closing.
5.6    Exclusive Representations and Warranties. Except as expressly set forth in Section 3, Section 4 and this Section 5 (in each case, as qualified by the Disclosure Schedule) of this Agreement, or in any Ancillary Agreement or any Closing Certificate, none of the Sellers, the Company, any Company Subsidiary, Blocker or any of their respective Representatives, has made or shall be deemed to have made any express or implied representation or warranty of any kind whatsoever, and hereby disclaim all liability and responsibility for any other representation, warranty or statement made or information communicated (orally or in writing) to Buyer and its Representatives (including by way of any information, documents or other materials regarding the Company or any Company Subsidiary furnished or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” management presentations, confidential information memorandums or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement (except in each case, as expressly set forth in Section 3, this Section  4 and Section  5 (in each case, as qualified by the Disclosure Schedule) of this Agreement, or in any Ancillary Agreement or any Closing Certificate)).
5.7    Acknowledgement by such Seller. Such Seller acknowledges and agrees that none of Buyer, any of its Affiliates or any of their respective Representatives has made, and are not making, any representations or warranties whatsoever regarding the subject matter of this Agreement or the business, assets, condition and operations of Buyer, express or implied, except for those representations and warranties of Buyer expressly set forth in Section 6, or in any Ancillary Agreement or the Buyer Closing Certificate, and such Seller is not relying and has not relied on any other representations or warranties whatsoever regarding the subject matter of this Agreement or the business, assets, condition and operations of Buyer, express or implied. Such Seller acknowledges and agrees that, except for those representations and warranties of Buyer expressly set forth in Section 6, or in any Ancillary Agreement or the Buyer Closing Certificate, none of Buyer, any of its Affiliates or any of their Representatives has made or is making any other representation or warranty, either express or implied, including as to the accuracy or completeness of any of the information heretofore or hereafter delivered, provided or made available by or on behalf of Buyer to such Seller or any of its Affiliates or its or their respective direct or indirect equityholders or Representatives. Notwithstanding anything to the contrary in this Agreement, such Seller specifically disclaims that it is relying upon or has relied upon any representations or warranties of Buyer, except for those representations and warranties of Buyer expressly set forth in Section 6, or in any Ancillary Agreement or the Buyer Closing Certificate.
SECTION 6.
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
Buyer hereby represents and warrants to the Company and Sellers as follows:
6.1    Organization and Qualification. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.
6.2    Power and Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been (or with respect to the Ancillary Agreements to which Buyer will be a party, will be at or prior to Closing) duly authorized by all requisite action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party has been, and each of the Ancillary Agreements to which Buyer will be a party, will be at or prior to the Closing, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by each other party hereto or thereto, constitutes or will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.
6.3    Non-contravention; Consents and Governmental Authorizations.
(a)    Neither the execution, delivery and performance by Buyer of this Agreement and each other Ancillary Agreement to which Buyer is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will, with or without the giving of notice or the lapse of time or both, (i) contravene, conflict with, or result in a violation of any Law or Order binding upon or applicable to Buyer or by which any property or asset of Buyer is bound or affected, (ii) contravene, conflict with, or result in a violation or breach of any provision of the Organizational Documents of Buyer, (iii) (A) require any consent, notice or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under any Contract that Buyer is a party to or Permit to which Buyer is subject; or (iv) result in the creation of a Lien on any property or asset of Buyer; other than, in the case of clauses (i), (iii) or (iv), as would not reasonably be expected to otherwise prevent or materially delay the Closing or otherwise have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder at the Closing.
(b)    Other than as would not reasonably be expected to otherwise prevent or materially delay the Closing or otherwise have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder at the Closing, no Consents or Governmental Authorizations are required in connection with Buyer’s execution and delivery of this Agreement or any Ancillary Agreement to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, other than the required filings under the HSR Act.
6.4    Brokers. No investment banker, broker, finder, financial advisor, intermediary or other Person is entitled to any brokerage, finder’s financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements or understandings (written or oral, express or implied)

made, or Contracts entered into, by any Buyer or any Affiliate of any Buyer for which any Seller, the Company or any Company Subsidiary may become liable.
6.5    Litigation. No Action is pending or, to Buyer’s Knowledge, threatened, against Buyer which would have, or would reasonably be expected to have, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder at the Closing or otherwise prevent or materially delay the Closing. No Action is pending or, to Buyer’s Knowledge, threatened against Buyer which challenges the validity of this Agreement or any Ancillary Agreement to which Buyer is or will be a party, or any action taken or to be taken in connection herewith or therewith, in each case, except to the extent such Action would not, and would not reasonably be expected to, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder at the Closing or otherwise prevent or materially delay the Closing.
6.6    Investment. Buyer is acquiring the Company Units and Blocker Equity for its own account as an investment without the present intent to sell, transfer or otherwise distribute the Company Units or Blocker Equity to any other Person. Buyer has made, independently and without reliance on any of the Company, any Company Subsidiary, Blocker, or Sellers (except to the extent that Buyer has relied on the representations and warranties expressly set forth in Section 3, Section 4 and Section 5 (in each case, as qualified by the Disclosure Schedule)), its own analysis of the Company Units, the Blocker Equity, the Company, the Company Subsidiaries and Blocker. Buyer acknowledges that neither the Company Units nor the Blocker Equity are registered pursuant to the Securities Act and that none of the Company Units or Blocker Equity may be transferred, except pursuant to an applicable exception under the Securities Act.
6.7    Financing; Solvency.
(a)    As of the Agreement Date, Buyer has, and at the Closing will have, the funds necessary to (i) make the payments required hereunder, (ii) pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated by this Agreement and (iii) satisfy all other payment obligations at the Closing that may arise in connection with, or may be required in order to consummate, the transactions contemplated by this Agreement. Buyer has not incurred any obligation, commitment, restriction or Liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or Liability of any kind, which would reasonably be expected to impair or adversely affect such resources. Buyer understands and acknowledges that under the terms of this Agreement, Buyer’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangements, Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer.
(b)    As of immediately following the Closing, after giving effect to all of the transactions contemplated by this Agreement, and assuming the representations of the Company, the Blocker and the Sellers contained in this Agreement are true in all material respects, neither Buyer nor the Company will (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts or obligations beyond its ability to pay them in the ordinary course of business as they become due. Assuming the representations of the Company, the Blocker and the Sellers contained in this Agreement are true in all material respects, immediately after giving effect to the transactions contemplated by this Agreement, the Company and the Company Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent of Buyer to hinder, delay, or defraud either present or future creditors of the Company or any Company Subsidiary.
6.8    Due Diligence Investigation. Buyer has had an opportunity to discuss the business, management, operations and finances of the Company Group and Blocker with the Representatives and Affiliates of the Company Group and Blocker, and has had an opportunity to inspect the facilities of the Company Group. Buyer acknowledges and agrees that it has conducted to its satisfaction, its own independent investigation of the business, assets, condition and operations of the Company Group and Blocker and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation. Buyer acknowledges and agrees that none of the Company, any Company Subsidiary, Blocker, any Seller, or any of their respective Affiliates or Representatives has made, and are not making, any representations or warranties whatsoever regarding the subject matter of this Agreement or the business, assets, condition and operations of the Company Group and Blocker, express or implied, except for those representations and warranties of the Company, Blocker and the Sellers expressly set forth in Section 3, Section 4 and Section 5 (in each case, as qualified by the Disclosure Schedule), or in any Ancillary Agreement or any Closing Certificate, and Buyer is not relying and has not relied on any other representations or warranties whatsoever regarding the subject matter of this Agreement or the business, assets, condition and operations of the Company Group and Blocker, express or implied. Buyer acknowledges and agrees that, except for those representations and warranties of the Company, Blocker and the Sellers expressly set forth in Section 3, Section 4 and Section 5 (in each case, as qualified by the Disclosure Schedule), or in any Ancillary Agreement or any Closing Certificate, none of the Company, any Company Subsidiary, Blocker, any Seller, or any of their respective Affiliates or Representatives has made or is making any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information heretofore or hereafter delivered, provided or made available by or on behalf of the Company, Blocker or the Sellers to Buyer or any of its Affiliates or its or their respective direct or indirect equityholders or Representatives, or (ii) with respect to any projections, forecasts, estimates, plans or budgets or the reasonableness of the assumptions underlying such projections, forecasts, estimates, plans or budgets, including any projections, forecasts, estimates, plans or budgets with respect to or relating to future revenues, expenses or expenditures, future results of operations (or any component thereof), prospects, future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company Group or Blocker. Notwithstanding anything to the contrary in this Agreement, Buyer specifically disclaims that it is relying upon or has relied upon any representations or warranties of the Company, Blocker or the Sellers, except for those representations and warranties of the Company, Blocker and the Sellers expressly set forth in Section 3, Section 4 and Section 5 (in each case, as qualified by the Disclosure Schedule), or in any Ancillary Agreement or any Closing Certificate.
SECTION 7.
COVENANTS
7.1    Conduct of Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company and Blocker covenant and agree that, except as otherwise contemplated by this Agreement, as set forth in Section 7.1 of the Disclosure Schedule, as required or reasonably necessary in order to comply with applicable Law or with the prior consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Blocker and the Company shall, and the Company shall cause the Company Subsidiaries to, (a) commercially reasonable efforts to conduct the business and operations of Blocker and the Company Group in the ordinary course of business, (b) use commercially reasonable efforts to preserve present relationships and goodwill with suppliers, customers, landlords, employees, agents and other Persons having business dealings with the

Company Group, (c) not take or omit to be taken any action which would reasonably be expected to result in a Material Adverse Effect, and (d) not:
(i)    amend any provision of the Company Group’s Organizational Documents or the Blocker’s Organizational Documents;
(ii)    cancel, repurchase, redeem or otherwise acquire any Equity Interests of Blocker, the Company or any Company Subsidiary;
(iii)    issue, pledge, encumber, sell or dispose of, or grant options, warrants or other rights to purchase or otherwise acquire, any Equity Interests of Blocker, the Company or any Company Subsidiary;
(iv)    effect any recapitalization, reclassification or reorganization in the capitalization of Blocker, the Company or any Company Subsidiary;
(v)    declare, set aside or pay any dividend or distribution in any property in respect of any Equity Interest of the Company or Blocker, other than distributions of cash to the Sellers or Blocker (including, for the avoidance of doubt, Tax distributions) prior to the Closing Date to the extent such distribution results in a reduction of Closing Cash;
(vi)    terminate (other than upon any expiration of any Material Contract), or, other than in the ordinary course of business, materially amend, modify or waive any Material Contract or enter into any Contract that would be a Material Contract if such Contract was in effect on the Agreement Date;
(vii)    incur or guaranty any indebtedness for borrowed money in excess of five hundred thousand dollars ($500,000) (other than any such indebtedness which will be discharged in full at or prior to Closing);
(viii)     create or incur any Lien material to the Company or any Company Subsidiaries on any assets, rights or properties of the Company or any Company Subsidiaries, other than Permitted Liens;
(ix)    sell, transfer, assign, license or otherwise dispose of Blocker’s, the Company’s or any Company Subsidiary’s material assets (whether tangible or intangible) other than (i) sales, transfers, assignments, licenses, abandonments or other dispositions of assets in the ordinary course of business, (ii) the non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business, (iii) sales, transfers, assignments, licenses or other dispositions of assets (whether tangible or intangible) with a value or purchase price less than fifty thousand dollars ($50,000) individually or one hundred thousand dollars ($100,000) in the aggregate or (iv) where the Company or any Company Subsidiary has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew Intellectual Property;
(x)    unless required by the terms of any Company Benefit Plan in effect as of the Agreement Date, (A) establish, adopt, enter into, terminate or materially amend any material Company Benefit Plan or plan, program, policy, practice, agreement or arrangement that would be a material Company Benefit Plan if it had been in effect as of the date of this Agreement, other than (1) offer letters and employment Contracts entered into in the ordinary course of business with new hires or promotions with annual base compensation of less than $200,000 and (2) Contracts providing for the employment or engagement of any individual service provider of the Company or any Company Subsidiary providing annual base compensation in excess of $200,000 (which are dealt with exclusively in subsection (xi)), (B) grant or pay any (1) stay, sale, success, transaction or change-in-control or retention bonus or other similar payment or benefit, or (2) equity or equity-related award or profit-sharing award or other similar payment or benefit, (C) materially increase the amount of base wages or salary payable to any current or former employee, manager or director of, or individual service provider to, the Company Group, (D) take any action to materially accelerate any payment or benefit, the vesting, payment or funding (through a grantor trust or otherwise) of any equity, equity-based, or non-equity based incentive award, or other material payment or benefit, payable or to become payable to any current or former employee, manager or director of, or individual service provider to, the Company Group, or (E) grant or materially increase any rights to material change in control, severance or termination payments or benefits to, or enter into any employment or severance agreement with, any director, manager or officer of the Company or any Company Subsidiary;
(xi)    make, enter into, modify, amend or terminate any Contract providing for the employment or engagement of any individual service provider of the Company or any Company Subsidiary providing annual base compensation in excess of $200,000, except for any such Contract which can be unilaterally terminated by the employer of such individual service provider for any reason without any notice or waiting periods and without incurring any severance or similar termination payment Liability;
(xii)    hire or terminate any Person who is (or upon hire would be) a Company Employee, except (A) in the ordinary course of business with respect to a Company Employee whose annual base compensation does not exceed $200,000, or (B) for terminations for cause;
(xiii)    implement any mass layoff, plant closure, group termination, or other material reduction in force with respect to, or which otherwise could affect, any Company Employees or the Company Group;
(xiv)    unless required by applicable Law or Contract, (A) negotiate, modify, extend, or enter into any collective bargaining agreement or similar Contract with any labor union, labor organization, or works council, or (B) recognize or certify any labor union, labor organization, or works council, or group of employees as the bargaining representative of any Company Employees;
(xv)    make any loans or advances to any director, manager, officer, employee or other service provider of the Blocker, the Company or any Company Subsidiary, or any other Person, other than (i) advances for reimbursable travel and other business expenses incurred in the ordinary course of business a director, manager, officer, employee or other service provider of the Blocker, the Company or any Company Subsidiary and (ii) loans under any Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code in accordance with the terms thereof;
(xvi)    make any change in any method of financial or Tax accounting, or financial or Tax accounting practice or policy (including any change in its annual accounting period) other than those required by GAAP or a Governmental Authority;
(xvii)    make, revoke or amend any Tax election, enter into any closing agreement or settlement in respect of Taxes, concede any material claim or assessment in respect of Taxes, file any Tax Return in a manner inconsistent with the ordinary course of business, enter into any material Tax sharing or similar agreement (other than Contracts with third parties in the ordinary course of busniess the primary purpose of which is not Taxes), file any amended income or other material Tax Return, surrender any right to a material Tax refund, or extend or waive the statute of limitations applicable to any material Tax claim or assessment;
(xviii)    make an investment in or acquisition of, whether by merging or consolidating with, or by purchasing any Equity Interests in, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person;
(xix)    make or incur any capital expenditures that, individually or in the aggregate, are in excess of five hundred thousand ($500,000), except capital expenditures contemplated by the capital expenditure budget previously provided to Buyer;
(xx)    make any change in the Company Group’s policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, as applicable, in each case, other than in the ordinary course of business;
(xxi)    make any change in the manner in which the Company or any Company Subsidiary generally extends discounts or credits to customers, other than in the ordinary course of business;
(xxii)    sell, lease, sublease or otherwise grant any Person the right to use or occupy any Leased Real Property, or acquire any owned or leased real property;
(xxiii)    fail to maintain the effectiveness of material patents and material trademarks included in the Owned Intellectual Property, including by failing to make any requisite filings, renewals, or payments with applicable patent and trademark offices in applicable jurisdictions;
(xxiv)    initiate, settle, cancel, compromise, release or provide a waiver with respect to any Action relating to the Company or any Company Subsidiary existing on or after the date hereof involving more than $250,000 individually or $500,000 in the aggregate; or
(xxv)    authorize, commit or agree to do any of the foregoing.
The Parties acknowledge and agree that neither Buyer nor its Affiliates have the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Closing. Prior to the Closing, the Company and each Company Subsidiary shall exercise, consistent with the terms of this Agreement, complete control and supervision over its operations.
7.2    Confidentiality; Access.
(a)    The Parties acknowledge that the Company and Buyer have previously executed a letter agreement effective as of December 5, 2023 (the “Confidentiality Agreement”), the entirety of which will continue in full force and effect in accordance its respective terms, notwithstanding the execution and delivery of this Agreement, until the Closing, at which time the Confidentiality Agreement shall terminate and be of no further force or effect. The Parties acknowledge and agree that the existence of this Agreement, the Ancillary Agreements and the Disclosure Schedule, the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, the negotiations hereof and thereof and the transactions contemplated hereby and thereby, shall constitute “Evaluation Material” under the Confidentiality Agreement.

(b)
(i)    From and after the Closing, each Seller shall hold, and shall use reasonable best efforts to cause such Seller’s controlled Affiliates, and shall direct its and their respective Representatives, to hold, in strict confidence from any Person (other than Buyer and its Affiliates (including, after the Closing, the Company Group)) all confidential information of and related to the Company Group and disclosed or made known to such Seller prior to the Closing or otherwise disclosed to such Seller by or on behalf of the Company Group following the Closing pursuant to this Agreement (such information, “Confidential Information”); provided, that Confidential Information shall not include, and nothing in this Section 7.2(b)(i) shall prevent a Seller’s or its controlled Affiliates’ disclosure of, any information that (A) is or becomes publicly available through no violation of this Section 7.2(b)(i) by such Seller or its controlled Affiliates, (B) is received from a third party not known by such Seller or its controlled Affiliates to have violated an obligation of confidentiality to the Company Group in disclosing such information or (C) such Seller or its Affiliates can reasonably demonstrate is independently developed by such Seller or its Affiliates without use of or reference to the Confidential Information.
(ii)    Notwithstanding anything to the contrary in Section 7.2(b)(i), each Seller and its controlled Affiliates and its and their respective Representatives shall be entitled to disclose Confidential Information (A) if such Person is requested or required to disclose such Confidential Information by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities) or by other requirements of Law (including any request or requirement by any regulator, bank examiner or auditor or self-regulatory or supervisory authority), (B) in connection with an Action or claim by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement or any Ancillary Agreement, (C) if such Seller or Affiliate makes disclosures of such Confidential Information to its Representatives as necessary to assist such Person in exercising its rights or satisfying and performing its covenants and obligations under this Agreement, and so long as such Representative is informed of the confidential nature of such information and directed to comply with the obligations set forth in this Section 7.2(b), (D) to their respective Affiliates or Representatives who reasonably need to know such information, including in connection with the income Tax aspects and consequences of the transactions contemplated hereby, and so long as such Affiliates and Representatives are informed of the confidential nature of such information and directed to comply with the obligations set forth in this Section 7.2(b)(i), (E) to their and their respective Affiliates’ direct and indirect partners, investors, equityholders or financing sources (or prospective partners, investors, equityholders or financing sources) in connection with fundraising, marketing, informational, transactional or reporting activities in the ordinary course of business, or (F) with respect to any Seller that is a Continuing Employee, in the context of such Seller’s employment with Buyer or its Affiliates (including the Company Group) following the Closing.
(iii)    Receipt of Confidential Information shall not be imputed to any entity solely by virtue of the fact that any Seller’s or any of its controlled Affiliates’ directors, officers, employees, agents, contractors, consultants or advisors are also directors, officers, employees, agents, contractors, consultants or advisors of such entity (each, a “Dual Hat Individual”); provided, that such Dual Hat Individual does not disclose Confidential Information to other persons at such entity who are not Dual Hat Individuals and otherwise complies with this Section 7.2(b).

(iv)    Buyer acknowledges that, in the ordinary course of their respective businesses, certain Sellers and their Affiliates pursue, acquire, manage and serve on the boards of companies that may be competitors or potential competitors of the Company Group. Except insofar as the terms of Section 7.2(b)(i) restrict the disclosure of Company Confidential Information, nothing in Section 7.2(b)(i) shall prevent a Seller or its Affiliates from (A) engaging in or operating any business, (B) entering into any agreement or business relationship with any third party, or (C) evaluating or engaging in investment discussions with, or investing in, any third party, whether or not competitive with the Company Group.
(c)    Subject to the terms of the Confidentiality Agreement and other confidentiality obligations and similar restrictions that may be applicable to information in the possession of the Company that has been furnished by third parties from time to time, during the period following the Agreement Date and prior to the Closing, upon reasonable notice and during normal business hours, the Company shall, and shall cause the Company Subsidiaries and the officers and employees of the Company Group to, (i) afford the officers, employees and authorized agents and Representatives of Buyer reasonable access to the offices, properties, senior executives, and books and records of the Company Group, and (ii) furnish to the officers, employees and authorized agents and Representatives of Buyer such additional financial and operating data and other information in the possession of the Company Group or the Sellers regarding the assets, properties and business of the Company Group or Blocker as Buyer may from time to time reasonably request; provided that: (A) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the Company Group or Blocker; (B) neither Buyer nor any of its Representatives shall contact or have any discussions with any of the officers, employees, landlords/sub-landlords, tenants/subtenants, customers, vendors or other business relations of the Company or any Company Subsidiary regarding the business of Blocker or the Company Group or the transactions contemplated by this Agreement without the prior written consent of the Company; (C) neither the Company Group nor Blocker shall be required to disclose any information related to the sale of the Company or any activities in connection therewith, including the solicitation of proposals from third parties in connection with the sale of the Company or its Representatives’ evaluation thereof, including projections, financial or other information related thereto; (D) Buyer and its Representatives shall not be permitted to perform any environmental sampling or testing at any of the Leased Real Property, including sampling or testing of soil, groundwater, surface water, building materials, or air emissions or wastewater discharges; and (E) neither the Company Group nor Blocker be required to confer, afford such access or furnish such copies or other information (1) to the extent that any applicable Law requires Blocker, the Company or any Company Subsidiary to restrict or otherwise prohibit access to such documents or information, (2) to the extent that doing so would cause Blocker, the Company or any Company Subsidiary to be in breach of, or give a third party the right to terminate or accelerate rights under, any Contract to which such Person is a party as of the Agreement Date, (3) that is competitively sensitive, or (4) the disclosure of which would reasonably be expected to result in the loss or impairment of attorney-client privilege; provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a violation of Law, breach of Contract or loss of attorney-client privilege.
(d)    For a period of seven (7) years following the Closing, Buyer shall preserve and keep, or cause to be preserved and kept, all books and records in respect of Blocker, the Company and each Company Subsidiary in existence on the Closing Date and in the possession of Buyer or its Affiliates, provided that such copies may be maintained in electronic or digital form. The Seller Representative, upon reasonable notice and for any reasonable business purpose, and at the Seller Representative’s own cost and expense, shall have reasonable access during normal business hours to examine, inspect and copy such books and records during such seven (7) year period; provided, however (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Buyer or the Company Group, Group, and (ii) the foregoing shall not apply with respect to any information the disclosure of which would, in the Buyer’s reasonable discretion, waive any privilege, violate any Law or breach any duty of confidentiality of any Person; provided, further, that Buyer shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a violation of Law, breach of duty of confidentiality of any Person or loss of privilege.
7.3    Efforts; Consents; Regulatory and Other Authorizations
.
(a)    Subject to the terms and conditions herein provided, Buyer and each Seller shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions consummated by this Agreement (including satisfaction of the closing conditions in Section 8, Section 9 and Section 10). Each Party shall, and shall cause its respective Affiliates to, prepare, as soon as is practical following the Agreement Date, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act or any other federal, state or local Laws. Each Party shall, and shall cause its respective Affiliates to, submit the required filings as soon as possible, but, with respect to filings under the HSR Act, in no event later than March 28, 2024. The Parties shall, and shall cause their respective Affiliates to, request expedited treatment of any such filings, if available, promptly make any appropriate or necessary subsequent or supplemental filings, and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate. The Parties shall consult with one another and shall agree in good faith upon the timing of such filings, other than the initial filings under the HSR Act referred to above.
(b)    Subject to applicable restrictions required by Law, Buyer and Sellers shall notify the other promptly upon the receipt by such Party or its Affiliates of (i) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 7.3 or the transactions contemplated by this Agreement and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any laws of any Governmental Authority or answers to any questions, or the provision of any documents or other information, relating to an investigation of the transactions contemplated by this Agreement by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 7.3, each Party shall promptly inform the other Party of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors) copies of all correspondence between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement or the Ancillary Agreements. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 7.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to any other Representatives of the recipient without the advance written consent of the Party providing such materials. Absent objection by the relevant Governmental Authority, all substantive discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include Representatives of both Buyer and Sellers. Subject to applicable Law, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this

Agreement or the Ancillary Agreements by or on behalf of any Party. Neither Buyer nor Sellers shall, without the prior written consent of the other Party (not to be unreasonably delayed, conditioned or withheld), (A) “pull and refile”, pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act or (B) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, or not to close before a date certain, the transactions contemplated by this Agreement.
(c)    Buyer shall, and shall cause its Affiliates to, promptly take, in order to consummate the transactions contemplated by this Agreement as soon as possible and in any event prior to the End Date, any and all actions necessary or advisable (but only to the extent otherwise required by the first sentence of Section 7.3(a)) to (i) obtain, prior to the Closing Date, all Consents of, or other permission or action by, and give all notices to and make all filings with and applications and submissions to, Governmental Authorities or other Persons as are necessary for consummation of the transactions contemplated by this Agreement, (ii) secure the expiration or termination of any applicable waiting period from a Governmental Authority, (iii) contest, defend and appeal all Actions challenging this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby and (iv) resolve any objections asserted with respect to the transactions contemplated by this Agreement and the Ancillary Agreements raised by any Governmental Authority, and to avoid the entry of, or to have vacated or terminated or to effect the dissolution of, any injunction, temporary restraining order or other Order that has the effect of restraining, delaying or preventing the consummation of the transactions contemplated by this Agreement, including (A) agreeing to and executing settlements, undertakings, consent decrees, stipulations, concessions or other agreements with any Governmental Authority, (B) agreeing to sell, license, divest or otherwise convey any particular assets or categories of assets or businesses of Buyer, its Affiliates or the Company Group contemporaneously with or subsequent to the Closing, (C) terminating, amending or assigning existing relationships and contractual rights and obligations of Buyer, its Affiliates the Company Group contemporaneously with or subsequent to the Closing, and (D) taking or committing to take such other actions that may limit the freedom of action of Buyer, its Affiliates the Company Group with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customers, assets or rights or interests contemporaneously with or subsequent to the Closing,. Buyer shall, and shall cause its Affiliates to, respond to and seek to resolve as promptly as possible any objections asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement or the Ancillary Agreements in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that has the effect of restraining, delaying or preventing the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (but only to the extent otherwise required by the first sentence of Section 7.3(a)). Buyer shall not, and shall not allow any of its Affiliates to, take any action that would reasonably be expected to result in an Order preventing the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise prevent, materially delay, impede or condition the expiration or termination of any applicable waiting period or agreement between the Parties and a Governmental Authority not to consummate the transactions contemplated by this Agreement or the Ancillary Agreements for a period of time, or the receipt of any required approval from any Governmental Authority.
(d)    Whether or not the transactions contemplated by this Agreement are consummated, Buyer shall be responsible for all fees and payments (including filing fees and legal, economist and other professional fees) to any third party or any Governmental Authority in order to obtain any Consent, clearance, expiration or termination of a waiting period, authorization, order or approval pursuant to this Section 7.3 (other than the fees of and payments to the legal and professional advisors of Sellers or the Company Group) and, in the event any Seller or the Company Group or any of its or their Affiliates pays any such fees or payments,

Buyer shall, promptly upon request by such Sellers or the Company, reimburse the applicable Seller or the Company for the payment of such fees and payments.
(e)    Sellers shall use commercially reasonable efforts to obtain the Consents set forth on Section 7.3(e) of the Disclosure Schedule and Buyer shall, and shall cause its Affiliates to, promptly provide such assistance as reasonably requested by Sellers in connection with the foregoing. Notwithstanding the foregoing, in no event shall Sellers or any member of the Company Group be required to commence, defend or participate in any Action, or offer or grant any additional consideration or other accommodation (financial or otherwise) to any third party in connection with obtaining any such Consents. For the avoidance of doubt, failure to obtain such Consents shall not be deemed to be a breach of any covenant under this Agreement.
7.4    Public Disclosure. No press release or any public disclosure, either written or oral, of the transactions contemplated hereby or negotiations related hereto shall be made by Buyer, the Company, any Seller, Blocker, the Seller Representative or any of their respective Representatives, without the express prior written consent of (x) Buyer, if such disclosing party is the Company, Blocker or any Seller prior to the Closing or any Seller following the Closing, (y) the Company, if such disclosing party is Buyer prior to the Closing, or (z) the Seller Representative, if such disclosing party is the Buyer, Blocker or any member of the Company Group following the Closing, as applicable; provided, that no such consent will be required with respect to a disclosure (a) to the extent required by applicable Law (including the Securities Act) or the rules and regulations of any national securities exchange on which such Party’s or its Affiliates’ shares of capital stock are listed, in which case the Party proposing to issue such press release or make such public disclosure shall, to the extent not prohibited by Law, allow (i) Buyer, if such disclosing party is the Company, Blocker or any Seller prior to the Closing or any Seller following the Closing, (ii) the Company, if such disclosing party is Buyer prior to the Closing, or (iii) the Seller Representative, if such disclosing party is the Buyer, Blocker or any member of the Company Group following the Closing, as applicable, to review and comment on any such press release or public disclosure and will consider in good faith any such comments received, and (b) for disclosures made in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.
7.5    Cooperation; Further Actions. Following the Closing, the Parties shall use commercially reasonable efforts to take or cause to be taken all actions, execute and deliver such additional instruments and to do or cause to be done all other things, necessary, advisable, or otherwise reasonably requested by another Party, in order for such Party to fulfill and perform his, her or its obligations in respect of this Agreement and the Ancillary Agreements to which such Person is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby and carry out the intent and purposes of this Agreement.
7.6    Indemnification of Directors and Officers.
(a)    From and after the Closing, Buyer shall cause Blocker, the Company and each Company Subsidiary to, to the fullest extent permitted by applicable Law, indemnify defend and hold harmless, and provide advancement of expenses to, any Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, manager, director or employee of Blocker, the Company or any Company Subsidiary (each, a “D&O Indemnified Party”), in each case, to the same extent provided in the Organizational Documents of Blocker, the Company and each Company Subsidiary, as applicable, as of the Agreement Date.
(b)    For a period of six (6) years after the Closing Date, Buyer shall not, and shall not permit Blocker, the Company or any Company Subsidiary, to amend, repeal or modify any provision in its Organizational Documents relating to the exculpation, indemnification and advancement of expenses to any D&O Indemnified Parties in a manner that is adverse to any D&O Indemnified Party, it being the intent of the Parties that the D&O Indemnified Parties shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent of the Law.
(c)    With respect to any indemnification obligations of Blocker, the Company and the Company Subsidiaries pursuant to this Section 7.6, Buyer hereby acknowledges and agrees (i) that Blocker, the Company and the Company Subsidiaries shall be the indemnitors of first resort with respect to all indemnification obligations of Blocker, the Company and the Company Subsidiaries pursuant to this Section 7.6 (i.e., their obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or Liabilities incurred by such D&O Indemnified Party are secondary) and (ii) that Buyer, Blocker, the Company and the Company Subsidiaries irrevocably waives, relinquishes and releases any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.
(d)    Prior to the Closing, the Company shall obtain a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) which provide the D&O Indemnified Parties with coverage for an aggregate period of not less than six (6) years following the Closing Date with coverage in amount and scope at least as favorable as the Company’s existing coverage, with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement and the Ancillary Agreements. The premiums for such prepaid policy shall be paid in full by Buyer at or prior to the Closing and such prepaid policies shall be non-cancelable. Buyer shall, and shall cause the Company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder, during the period for which it has been prepaid.
(e)    In the event Buyer or the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, shall assume all of the obligations set forth in this Section 7.6.
(f)    The terms and provisions of this Section 7.6 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by applicable Law, the Company Group’s Organizational Documents, the Blocker’s Organizational Documents, Contract or otherwise, and shall operate for the benefit of, and shall be enforceable by, the D&O Indemnified Parties and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 7.6.
7.7    Employee Benefit Matters.
(a)    For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Buyer, employees of the Company or any Company Subsidiary as of the Closing (“Continuing Employees”) and, if applicable, the eligible dependents and beneficiaries of such Continuing Employees, shall receive service credit for service with the Company Group (and any predecessors thereto) to the same extent such service credit was granted under comparable the Company Benefit Plans. Buyer shall use commercially reasonably efforts to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any health or welfare benefits plans of Buyer that such employees may be eligible to participate in after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any Company Benefit Plan that provides welfare benefits to the Continuing Employees immediately prior to the Closing, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid by the Continuing Employee and/or his or her dependents prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any health or welfare benefit plans of Buyer that such employees are eligible to participate in on or after the Closing.
(b)    For a period of twelve (12) months following the Closing, Buyer shall provide, or cause to be provided, each Continuing Employee for so long as such Continuing Employee remains employed by Buyer, the Company or any Company Subsidiaries with (i) at least the same base salary or wage rate and bonus opportunities, if any, as those provided to such Continuing Employees immediately prior to the Closing and (ii) other employee benefits (other than equity and equity-based incentive arrangements), which are substantially similar in the aggregate to those provided to the Continuing Employees by the Company Group immediately prior to the Closing (excluding severance benefits, equity or equity-related incentives, retention, change in control, transaction or similar bonuses or arrangements).
(c)    Nothing contained in this Section 7.7 or any other provision of this Agreement, express or implied, is intended to confer upon any Company Employee or Continuing Employee any right to continued employment for any period or continued receipt of any specific benefit or compensation, or shall constitute an establishment of or amendment to or any other modification of any Company Benefit Plan. Further, this Section 7.7 shall be binding upon and shall inure solely to the benefit of the Parties, and nothing in this Section 7.7, express or implied, is intended to confer upon any other Person (including any Company Employee or Continuing Employee) any rights or remedies of any nature (including third-party beneficiary rights under this Agreement) whatsoever under or by reason of this Section 7.7.
7.8    Legal Representation.
(a)    Conflict of Interest. Buyer acknowledges that Latham & Watkins LLP (“Prior Company Counsel”) has, on or prior to the Closing Date, represented the Sellers and their respective Affiliates, and the Company (each such Person, other than Blocker, the Company or any Company Subsidiary, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (y) in which Buyer or any of its Affiliates (including Blocker and the Company Group), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Buyer, Blocker and the Company hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Company), and even though Prior Company Counsel may have represented the Company in a matter substantially related to such dispute or be currently representing Buyer, the Company, or any of their respective

Affiliates. Without limiting the foregoing, each of Buyer, Blocker and the Company (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company and/or Prior Company Counsel’s duty of confidentiality as to Blocker or the Company and whether or not such disclosure is made before or after the Closing.
(b)    Attorney-Client Privilege. From and after the Closing, each of Buyer, Blocker and the Company (on behalf of itself and its Affiliates) waives and shall not assert, and agrees to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between Prior Company Counsel, on the one hand, and any Designated Person, Blocker, the Company or any Company Subsidiary (collectively, the “Pre-Closing Designated Persons”), on the other hand, or any advice given to any Pre-Closing Designated Person by Prior Company Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, Blocker, the Company and their respective Affiliates, it being the intention of the Parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by the Sellers, and shall not pass to or be claimed or used by Buyer or the Company, except as provided in the last sentence of this Section 7.8(b). Furthermore, each of Buyer, Blocker and the Company (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not Blocker, the Company or any Company Subsidiary also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, Blocker, the Company and their respective Affiliates, on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall (and shall cause its Affiliates to) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Seller Representative, acting on behalf of the applicable Designated Person.
(c)    Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 7.8 shall be irrevocable, and no term of this Section 7.8 may be amended, waived or modified, without the prior written consent of the Seller Representative, acting on behalf of the applicable Designated Persons and their respective Affiliates and Prior Company Counsel affected thereby.
7.9    RWI Policy. Buyer may, in its sole discretion, obtain a buyer-side representation and warranties insurance policy at its own expense (including with respect to any premium, retention, commission, taxes and underwriting fees) naming Buyer and/or an Affiliate thereof as the “named insured” (the “RWI Policy”); provided, that such RWI Policy shall provide that the insurer(s) thereunder shall have no right, and waives any right, of subrogation, contribution, or otherwise against any Seller, any Affiliate of such Seller, or any of such Seller’s or any such Affiliate’s direct or indirect equity holders or members, directors, officers, partners, employees or Representatives based upon, arising out of, or in any way connected to this Agreement, the transactions contemplated hereby or the RWI Policy, except for any payment under the RWI Policy resulting from such Fraud.

7.10    Restrictive Covenants.
(a)    GreyLion Seller, CP Seller and Blocker Seller (together, the “Restricted Parties”) hereby covenant and agree that during the eighteen-month period beginning on the Closing Date, the Restricted Parties shall not, and shall cause their controlled Affiliates not to, directly or indirectly, employ, hire, engage or recruit, solicit, contact, or approach for employment, hiring, or engagement (whether as an employee, consultant, agent, independent contractor, or otherwise), or knowingly encourage to leave his or her employment or consulting relationship with Buyer, the Company or any Company Subsidiary, or any of their respective Affiliates, any management-level Continuing Employee; provided, that nothing in this Section 7.10 shall prohibit the Restricted Parties or any of their controlled Affiliates from any (i) general solicitation for employment or engagement (including in any newspaper or magazine, over the internet, or by any search or employment agency), if not specifically directed towards any Continuing Employee, or (ii) soliciting, hiring, employing or retaining any individual who at the time of such solicitation, hiring, employing or retaining has not been employed by Buyer, the Company or any Company Subsidiary, or any their respective Affiliates, for at least six months prior to such solicitation, hiring, employing or retaining.
(b)    The Restricted Parties acknowledge and agree that the length of time and scope of the covenants set forth in this Section 7.10 are fair and reasonable given the benefits the Restricted Parties have received under this Agreement. The Restricted Parties further agree that they will not challenge the reasonableness of the time and scope of the covenants set forth in this Section 7.10 in any Action, regardless of who initiates such Action. The Restricted Parties further acknowledge and agree that the covenants set forth in this Section 7.10 are necessary for the protection of Buyer’s legitimate business interests and that Buyer would not have entered into this Agreement unless the Restricted Parties had agreed for them and their controlled Affiliates to be irrevocably bound by the covenants contained this Section 7.10, that irreparable injury will result to Buyer if the Restricted Parties or any of their controlled Affiliates breach any of the terms of this Section 7.10, and that in the event of an actual or threatened breach by the Restricted Parties or any of their controlled Affiliates of any of the provisions contained in this Section 7.10, Buyer would have no adequate remedy at Law. The Restricted Parties accordingly waive, on behalf of themselves and their controlled Affiliates, the defense of adequacy of a remedy at Law, and agree that in the event of any actual or threatened breach by any of them or any of their Affiliates of any of the provisions contained in this Section 7.10, Buyer shall be entitled to injunctive and other equitable relief without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages, and (iii) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained in this Section 7.10 shall be construed as prohibiting Buyer from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of any damages that they are able to prove. The Restricted Parties shall be liable for any breach by their controlled Affiliates of this Section 7.10.
(c)    The Parties expressly agree that the character, duration, and scope of this Section 7.10 are reasonable in light of the circumstances as they exist on the date hereof. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or scope of this Section 7.10 is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Restricted Parties (on behalf of themselves and their Affiliates) that this Section 7.10 shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Restricted Parties and their Affiliates that are reasonable in light of the circumstances as they then exist and as are necessary to assure Buyer, the Company and the Company Subsidiaries of the intended benefit of this Section 7.10.

7.11    Exclusivity. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers, the Company and the Blocker shall not, and shall not permit any of their Affiliates or any of their or their Affiliates’ directors, managers, officers or employees to, and shall direct their respective Representatives not to, directly or indirectly, (a) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer from any Person or group of Persons that may constitute, or would reasonably be expected to lead to, the direct or indirect acquisition of all or any significant part of the equity or the assets of the Company or any Company Subsidiary, whether by merger, purchase of equity interests, issuance of equity interests, purchase of assets, tender offer, loan or otherwise (each, an “Alternative Transaction”), (b) engage in, enter into, continue or otherwise participate in any discussions or negotiations (other than solely to cause such discussions or negotiations to be terminated) with any Person or group of Persons (other than Buyer and its Affiliates and Representatives) with respect to an Alternative Transaction, or provide any non-public information or data concerning, the Blocker or the Company Group to any Person or group of Persons (other than Buyer and its Affiliates and Representatives) that Sellers, the Company or Blocker believe or should reasonably know would be used for purposes of formulating an inquiry relating to an Alternative Transaction, or (c) approve, endorse, recommend or enter into any acquisition agreement, purchase agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Transaction (other than with Buyer and its Affiliates and Representatives). Immediately upon execution of this Agreement, (i) the Sellers, Blocker and the Company shall, and shall direct their Representatives to, terminate any and all existing discussions or negotiations with any Person other than Buyer and its Affiliates and Representatives regarding an Acquisition Transaction and (ii) the Company shall promptly request that each Person to which the Company has provided confidential information relating to the Company and the Company Subsidiaries and has afforded access to, and engaged in discussions with, in connection with a proposed Alternative Transaction (other than Buyer and its Affiliates and Representatives), promptly return or destroy any such information (except for any such access that does not relate to, and was not provided in connection with discussions concerning, a potential Alternative Transaction) in accordance with the terms of the confidentiality agreement such Person entered into with William Blair & Company, L.L.C. on behalf of the Company.
7.12    Release. By executing and delivering this Agreement and effective upon the Closing, each Seller, on behalf of himself, herself or itself and each of his, her or its past, present and future Affiliates, Representatives, heirs, administrators, executors, trustees, beneficiaries, successors and assigns (the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges and covenants not to sue Buyer, Blocker, the Company, the Company Subsidiaries or any of their respective past, present and future Affiliates, Representatives, investors or equityholders (whether direct or indirect) (individually, a “Releasee” and collectively, “Releasees”) from and with respect to any and all manner of actions, claims, dues and demands, proceedings, cause or causes of action, orders, obligations, debts and liabilities or damages whatsoever, whether known or unknown (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise), past, present or future, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, both at law and in equity, which the Releasing Parties now have, have ever had or may hereafter have against the respective Releasees to the extent arising out of or relating to any facts, circumstances or occurrences existing on or prior to the Closing Date and such Seller’s ownership interest in any member of the Company Group or Blocker; provided, however, that this release shall not apply to any: (i) rights, claims or causes of action of any Releasing Party under or to (A) this Agreement or any Ancillary Agreement, (B) any indemnification, exculpation or advancement of expenses provisions for the benefit of directors, managers, officers, employees or other individuals contained in the Organizational Documents of any member of the Company Group or the Blocker, (C) if such Seller is a current or former officer, employee or service provider of any member of the Company Group, any claims with respect to salaries, wages, compensation, reimbursable expenses or other health, welfare, retirement or similar benefits that, as of immediately prior to the Closing or thereafter, are due, owing, vested and outstanding, or (D) which cannot be waived as a matter of Law; or (ii) rights, claims and causes of action for Fraud. Each Releasing Party represents and acknowledges that it has read this release and understands its terms and has been given an opportunity to ask questions of the representatives of Buyer, Blocker, the Company and the Company Subsidiaries.
7.13    Notifications.
(a)    From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (i) the Sellers, Blocker and the Company shall deliver to Buyer prompt notice of the discovery by such Person of any matter, event, circumstance, change or effect arising after the date hereof that has caused, or would reasonably be expected to cause, any of the conditions set forth in Section 8 or Section 9 to not be satisfied at the Closing and (ii) Buyer shall deliver to the Company and the Seller Representative prompt notice of the discovery by Buyer of any matter, event, circumstance, change or effect arising after the date hereof that has caused, or would reasonably be expected to cause, any of the conditions set forth in Section 8 or Section 10 to not be satisfied at the Closing.
(b)    No such notification provided by any Seller, the Company or Buyer pursuant to this Section 7.13 shall (i) limit, modify or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (ii) otherwise prejudice in any way the rights and remedies of the Parties contained in this Agreement, (iii) be deemed to affect or modify the Parties’ reliance on the representations, warranties, covenants and agreements made by the other Parties in this Agreement, or (iv) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.
(c)    A Party’s failure to provide notice pursuant to this Section 7.13 shall not be deemed a breach of a covenant hereunder unless such failure to provide notice was willful and intentional.
7.14    Record of Data Room. As promptly as practicable following the Closing, the Seller Representative shall cause to be provided to Buyer a true, correct, and complete electronic copy of the Data Room.
7.15    Intellectual Property Chain of Title Corrections. Prior to the Closing, the Company agrees to use commercially reasonable efforts to (a) file an assignment, corrective assignment, name change or other documentation to correct the named owner in the public record at the United States Patent and Trademark Office (the “USPTO”) for any Registered Intellectual Property, such that the title records at the USPTO properly reflect (or will reflect, after any such filing is recorded) ownership of all such Registered Intellectual Property in the name of the Company or a Company Subsidiary, and (b)  take the actions set forth on Schedule 7.15. The Company shall provide to Buyer reasonable documentary evidence of any actions taken, and filings made, in connection with the foregoing prior to the Closing.

SECTION 8.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY
The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by each Party) as of the Closing of each of the following conditions:
8.1    No Order. No applicable Law, temporary restraining order, preliminary or permanent injunction or other Order or judgment issued by a court of competent jurisdiction preventing, enjoining, restraining or making illegal the consummation of the transactions contemplated by this Agreement shall be in effect; provided that, for the avoidance of doubt, neither the fact of an open investigation by, nor the receipt of a pre-consummation letter from, the Federal Trade Commission, the United States Department of Justice Antitrust Division, or any other Governmental Authority shall itself be a basis for asserting that the conditions set forth in this Section 8.1 or Section 8.2 have not been satisfied.
8.2    HSR Waiting Period. The waiting period applicable to the consummation of the transactions contemplated by this Agreement (and any extension thereof) under the HSR Act shall have expired or been terminated, and there shall not be in effect any agreement between the Parties and the Federal Trade Commission, the United States Department of Justice Antitrust Division, or any other Governmental Authority pursuant to which the Parties have agreed not to consummate the transactions contemplated by this Agreement for any period of time.
SECTION 9.
ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to satisfaction (or, to the extent permitted by applicable Law, waiver by Buyer) as of the Closing of each of the following conditions:
9.1    Representations, Warranties and Covenants.
(a)    (i) The representations and warranties of the Company, Blocker and Sellers in this Agreement (other than the Fundamental Representations) shall be true and correct in all respects at the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the Fundamental Representations of the Company, Blocker and Sellers (other than the representations and warranties set forth in Sections 3.3(a), 3.4(a), 3.4(c), 4.3(a), 4.4 and 5.3) shall be true and correct in all material respects at the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date) and (iii) the representation and warranties of the Company, Blocker and Sellers set forth in Sections 3.3(a), 3.4(a), 3.4(c), 4.3(a), 4.4 and 5.3 shall be true and correct in all but de minimis respects at the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all but de minimis respects as of such date); and
(b)    The Company Group, Blocker, the Seller Representative and each of the Sellers shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed and complied with by them at or prior to the Closing.

9.2    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
9.3    Closing Deliveries. Sellers shall have delivered, or caused to be delivered, to Buyer each of the certificates, documents and other items required pursuant to Section 11.1.
SECTION 10.
ADDITIONAL CONDITIONS PRECEDENT TO
OBLIGATIONS OF SELLERS AND THE COMPANY
The obligations of Sellers, Blocker and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by such Party) as of the Closing of the following conditions:
10.1    Representations, Warranties and Covenants.
(a)    The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects, in each case, at the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date), except where any failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not materially delay or prevent the consummation of the transactions contemplated hereby in accordance with the terms hereof; and
(b)    Buyer shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed and complied with by Buyer at or prior to the Closing.
10.2    Closing Deliveries. Buyer shall have delivered, or caused to be delivered, each of the certificates, documents and other items required pursuant to Section 11.2.
SECTION 11.
CLOSING DELIVERIES
11.1    Closing Deliveries of Sellers. At or prior to the Closing, the Sellers shall deliver, or caused to be delivered, to Buyer the following:
(a)    a certificate executed by an authorized officer of the Company on behalf of the Company (the “Company Closing Certificate”) to the effect that, as of the Closing, each of the conditions set forth in Section 9.1(a) (as it applies to the Company), Section 9.1(b) (as it applies to the Company), and Section 9.2  has been satisfied;
(b)    a certificate executed by an authorized officer of Blocker on behalf of Blocker (the “Blocker Closing Certificate”) to the effect that, as of the Closing, each of the conditions set forth in Section 9.1(a) (as it applies to Blocker) and Section 9.1(b) (as it applies to Blocker) has been satisfied;
(c)    a certificate executed by the Seller Representative, in its capacity as the Seller Representative and on behalf of each Seller (the “Seller Closing Certificate”), to the effect that, as of the Closing, each of the conditions set forth in Section 9.1(a) (as it applies to each such Seller) and Section 9.1(b) (as it applies to each such Seller and the Seller Representative) has been satisfied;

(d)    the Paying Agent Agreement, duly executed and delivered by the Seller Representative;
(e)    the Escrow Agreement, duly executed and delivered by the Seller Representative;
(f)    resignations, dated as of the Closing Date, of each member of the Board of Managers of the Company, each Company Subsidiary and Blocker and, to the extent requested by Buyer, each officer of the Company, each Company Subsidiary and Blocker, effective at or prior to the Closing;
(g)    the Initial Closing Statement required to be delivered to Buyer pursuant to Section 2.2(b);
(h)    an IRS Form W-9 from each Seller that is a United States person for federal income Tax purposes and a certificate under Treasury Regulations Section 1.1445-2(c) with respect to the Blocker Equity;
(i)    an assignment of the Company Units and Blocker Equity, as applicable, executed and delivered by each Seller, in customary form;
(j)    evidence, reasonably acceptable to Buyer, that the Blocker Transfer has occurred;
(k)    one or more customary payoff letters (collectively, the “Payoff Letters”) from the lenders or holders of Company Debt set forth on Schedule 11.1(k) (or any agent for such lenders or holders), each in form and substance reasonably satisfactory to Buyer, signed by such agent, lender(s) or holder(s) and, in each case, (i) specifying all amounts required to fully pay off all of such Company Debt on the Closing Date (other than obligations customarily surviving payment in full), and (ii) providing that, upon such agent’s, lender’s or holder’s, as applicable, receipt of the applicable payoff amount, (A) all outstanding obligations of the Company Group arising thereunder (other than obligations customarily surviving payment in full) shall be repaid and discharged in full, and (B) any Liens of such agent, lender or holder, as applicable, securing such Company Debt shall automatically be released; and
(l)    a termination by the Seller Representative, of the Contracts set forth on Schedule 11.1(l), in each case effective as of the Closing and in form and substance reasonably satisfactory to Buyer.
11.2    Closing Deliveries of Buyer. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, the following:
(a)    to Sellers and the Company, a certificate executed on behalf of Buyer (the “Buyer Closing Certificate”) to the effect that, as of the Closing, the conditions set forth in Section 10.1 above have been satisfied;
(b)    to the Paying Agent, the Closing Payment in accordance with Section 2.3(b)(i) (for further distribution in accordance with Section 2.3(b)(ii) and Section 2.3(b)(iii));
(c)    to the Escrow Agent, the Advance Amount in accordance with Section 2.3(b)(iv) and the Escrow Amount in accordance with Section 2.3(b)(v);
(d)    to the Seller Representative, the Paying Agent Agreement, duly executed and delivered by Buyer and the Paying Agent; and

(e)    to the Seller Representative, the Escrow Agreement, duly executed and delivered by Buyer and the Escrow Agent.
SECTION 12.
TERMINATION
12.1    Termination Prior to the Closing. This Agreement may be terminated at any time prior to the Closing as set forth below (with any termination by Seller Representative also being an effective termination by each Seller, Blocker and the Company):
(a)    by mutual written agreement of Buyer and the Seller Representative;
(b)    by either the Seller Representative or Buyer if the Closing shall not have been consummated by December 18, 2024 (the “End Date”); provided, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party (including, for purposes of the Seller Representative’s right to terminate this Agreement under this Section 12.1(b), the Company, Blocker or any Sellers) whose action or failure to act has been a principal cause of the failure of the Closing to occur on or before such date, and such action or failure to act constitutes a breach of this Agreement; provided, further, that if all of the conditions set forth in Section 8, Section 9 and Section 10 (other than those conditions that by their terms are to be satisfied at the Closing) are satisfied or waived as of the End Date but the three (3) Business Day period contemplated by Section 2.3(a) has not expired, the End Date shall automatically be extended to the Business Day following such three (3) Business Day period;
(c)    by either the Seller Representative or Buyer, if a Governmental Authority shall have obtained an Order or issued or enacted any Law or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which Order or Law is final and nonappealable; provided that the right to terminate this Agreement under this Section 12.1(c) shall not be available to any Party (including, for purposes of the Seller Representative’s right to terminate this Agreement under this Section 12.1(c), the Company, Blocker or any Sellers) whose action or failure to act has been a principal cause of the imposition of such Order, issuance or enactment of such Law or the failure of such Order to be vacated, terminated or lifted, and such action or failure to act constitutes a breach of Section 7.3;
(d)    by the Seller Representative, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Buyer, such that the conditions set forth in Section 10.1(a) or Section 10.1(b) would not be satisfied; provided, that if such breach by Buyer is curable prior to the End Date through the exercise of reasonable efforts, then the Seller Representative may not terminate this Agreement under this Section 12.1(d) prior to the date that is twenty (20) days following Buyer’s receipt of written notice from the Seller Representative of such breach and of the Seller Representative’s intention to terminate this Agreement pursuant to this Section 12.1(d) as a result thereof (it being understood that the Seller Representative may not terminate this Agreement pursuant to this Section 12.1(d) if (i) such breach by Buyer is cured such that such conditions would then be satisfied or (ii) the Company, Blocker, the Seller Representative or any Seller is in breach of this Agreement such that the conditions set forth in Section 9.1(a) or Section 9.1(b) would not be satisfied); or
(e)    by Buyer, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company, Blocker , the Seller Representative or any Seller, such that the conditions set forth in Section 9.1(a) or Section 9.1(b) would not be satisfied; provided, that if such breach is curable by the Company, Blocker, the Seller Representative or any Seller, as applicable, prior to the End Date through the exercise of reasonable efforts, then Buyer may not terminate this Agreement under this Section 12.1(e) prior to the date that is twenty (20) days following the Seller Representative’s receipt of written notice from Buyer of such breach and of Buyer’s intention to terminate this Agreement pursuant to this Section 12.1(e) as a result thereof (it being understood that Buyer may not terminate this Agreement pursuant to this Section 12.1(e) if (i) such breach by the Company, Blocker, the Seller Representative or any Seller, as applicable, is cured such that such conditions would then be satisfied or (ii) Buyer is in breach of this Agreement such that the conditions set forth in Section 10.1(a) or Section 10.1(b) would not be satisfied).
12.2    Notice of Termination; Effect of Termination. If the Seller Representative or Buyer wishes to terminate this Agreement pursuant to Section 12.1, then such Party shall deliver to the other Party a written notice stating that such Party is terminating this Agreement and setting forth a brief description of the basis on which such Party is terminating this Agreement. Any valid termination of this Agreement under Section 12.1 above will be effective immediately upon the delivery of a valid written notice of the terminating Party to the other Party. In the event of the valid termination of this Agreement as provided in Section 12.1, this Agreement shall be of no further force or effect, except (i) that this Section 12.2 and Sections 7.2(a), 7.4 and 16, and the Party’s respective obligations pursuant thereto, shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any Willful Breach of this Agreement prior to such termination. The Parties agree that if (x) Buyer does not consummate the transactions contemplated by this Agreement in circumstances in which all of the closing conditions set forth in Sections 8 and 9 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing), such failure or refusal to close shall be deemed to be a Willful Breach of this Agreement by Buyer, in which case and notwithstanding anything to the contrary in this Agreement, the Sellers and the Company shall be entitled to all remedies available at law or in equity, and if (y) any Seller, the Seller Representative, Blocker or the Company does not consummate the transactions contemplated by this Agreement in circumstances in which all of the closing conditions set forth in Sections 8 and 10 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing), such failure or refusal to close shall be deemed to be a Willful Breach of this Agreement by such Party, in which case and notwithstanding anything to the contrary in this Agreement, the Buyer shall be entitled to all remedies available at law or in equity. In determining Losses or damages recoverable upon termination of this Agreement by a Party for another Party’s breach, the Parties acknowledge and agree that such Losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such Party, taking into consideration all relevant matters (including other opportunities and the time value of money), which shall be deemed to be damages of such Party.
SECTION 13.
NO SURVIVAL
13.1    Non-Survival of Representations, Warranties and Covenants.
(a)    The Parties hereby agree that, except in the event of Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and there shall be no liability (or claim therefor) after the Closing in respect thereof, except for (a) those covenants and agreements contained herein that by their express terms contemplate performance in whole or in part at or after the Closing and then only to the extent of any breaches thereof occurring at or after the Closing, (b) this Section 13.1(a), (c) Section 14, (d) Section 15 and (e) Section 16 (solely as applied to covenants and agreements that by their terms apply or are to be performed in whole or in part at or after the Closing and then only to the extent of any breaches thereof occurring at or after the Closing). If no term is specified, each covenant and agreement herein requiring performance at or after the Closing, will, in each case, survive for ten (10) years following the Closing, and nothing in this Section 13.1(a) will be deemed to limit any rights or remedies of any Person solely for breach of any such surviving covenant or agreement. The Confidentiality Agreement shall (x) survive termination of this Agreement in accordance with its terms and (y) terminate as of the Closing.
(b)    Notwithstanding anything to the contrary in this Agreement, from and after the Closing, except in the event of Fraud, recovery by Buyer and its Affiliates in respect of any and all Losses, claims (whether at law or in equity, whether in contract, tort, statute or otherwise), damages, costs, expenses, Liabilities or judgments, in each case, arising or resulting from or relating to a breach of any representation or warranty in this Agreement or in any certificate delivered pursuant to this Agreement (including any Closing Certificate) shall be limited solely and exclusively to the RWI Policy (if any). Buyer hereby acknowledges and agrees that any risk that coverage is or may not be available to it under the RWI Policy, including because such RWI Policy is not obtained by Buyer, does not become effective or fails to remain in full force in effect, coverage thereunder is or becomes limited by the insurer thereunder or otherwise, or Buyer is otherwise unable to collect any amount in respect of any claim made thereunder, shall be borne solely by Buyer. Notwithstanding anything to the contrary in this Agreement, neither the Company’s nor the Sellers’ liability to Buyer hereunder or in respect of the transactions contemplated by this Agreement shall be altered or otherwise affected in any manner as a result of Buyer’s failure to obtain the RWI Policy or the failure of any claim made by Buyer under the RWI Policy to be covered thereby (or whether Buyer actually receives any payment from the insurer thereunder in respect of any such claim), whether due to Buyer’s decision not to obtain the RWI Policy, policy exceptions, qualifications or exclusions, validity, creditworthiness or otherwise.
SECTION 14.
TAXES
14.1    Tax Returns.
(a)    The Seller Representative shall, at the expense of the Sellers, file all U.S. federal, state and local flow-through income Tax Returns of the Company and the Company Subsidiaries (“Flow-Through Tax Returns”) for Tax periods ending on or before the Closing Date. Such Flow-Through Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods, and, to the extent applicable, the conventions provided in this Section 14.1, unless otherwise required by applicable Law. Each such Flow-Through Return shall be submitted to Buyer at least thirty (30) days prior to the due date of the Tax Return (taking into account all available extensions) for the Buyer’s review, comment, and approval, not to be unreasonably withheld, conditioned or delayed.
(b)    Buyer shall cause the Company to prepare and timely file all Flow-Through Tax Returns for Straddle Periods (the “Straddle Flow-Through Returns”). Such Straddle Flow-Through Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods, and, to the extent applicable, the conventions provided in this Section 14.1, unless otherwise required by applicable Law. Items of income, gain, loss and expense of the Company shall be allocated under Section 706 of the Code as between the Pre-Closing Tax Period and the post-Closing Tax period using the “interim closing method” and “calendar day convention.” Each Straddle Flow-Through Return shall be submitted to the Seller Representative at least thirty (30) days prior to the due date of the Tax Return for the Seller Representative’s approval, not to be unreasonably withheld, conditioned or delayed. Buyer shall make an election under Section 754 of the Code with respect to the Company’s federal Income Tax Return that includes the Closing Date (and, to the extent required, any corresponding or similar state or local Income Tax Return).

(c)    Notwithstanding anything in this Agreement to the contrary, (i) to the extent permitted by applicable Law at a more-likely-than-not or greater level of comfort, all Transaction Tax Deductions shall be allocated to Pre-Closing Tax Periods and (ii) an election shall be made under Internal Revenue Service Revenue Procedure 2011-29 to treat seventy percent (70%) of any applicable success-based fees relating to the transactions hereunder as deductible in the Pre-Closing Tax Period.
(d)    Buyer shall not, and shall cause its Affiliates not to, without the Seller Representative’s prior written consent, (i) file (except in accordance with Section 14.1(b)) or amend any Flow-Through Tax Return relating to any Pre-Closing Tax Period, (ii) cause the Company or Blocker to make any entity classification Tax election with effect to the Closing Date or any prior date, or (iii) make any election under Section 338 or 336 of the Code with respect to the Company or the Blocker in connection with the transactions contemplated by this Agreement.
14.2    Cooperation. The Parties shall cooperate, and shall promptly furnish to each other such information, as such other Party may reasonably request with respect to Tax matters relating to Blocker, the Company and the Company Subsidiaries. Such cooperation shall include the retention of and (upon the request of another Party) the provision of records and information reasonably relevant to any audit or other proceeding related to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
14.3    Tax Contests.
(a)    Buyer, Blocker, the Company Group, and their Affiliates, on the one hand, and Sellers, the Seller Representative and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such Party of written notice of any Audit or similar event with respect to Flow-Through Tax Returns (a “Tax Matter”). Any failure to so notify the other Party of any Tax Matter shall not relieve such other Party of any liability with respect to such Tax Matters except to the extent such Party was actually prejudiced as a result thereof.
(b)    Subject to the last sentence of this Section 14.3(b), Buyer shall control the contest or resolution of any Tax Matter (including selection of counsel) at Buyer’s expense; provided, however, that (i) the Seller Representative (on behalf of the Sellers), at the Sellers’ expense, shall have the right to participate in any such Tax Matter; and (ii) Buyer shall not allow the Company or any Company Subsidiary to settle or otherwise resolve any such Tax Matter (or any issue raised in such Tax Matter), without the prior written consent of the Seller Representative (which will not be unreasonably withheld, conditioned or delayed). In the event the primary Tax liability arising from a Tax Matter relating to a Tax period ending on or before the Closing Date is reasonably expected to be borne by Sellers and not Buyer (for the avoidance of doubt, taking into account Section 14.3(c)), the Seller Representative shall control such Tax Matter at Sellers’ expense; provided, however, that (i) Buyer (at Buyer’s expense) shall have the right to participate in any such Tax Matter; and (ii) Seller Representative shall not settle or otherwise resolve any such Tax Matter (or any issue raised in such Tax Matter), without the prior written consent of Buyer (which will not be unreasonably withheld, conditioned or delayed).
(c)    Notwithstanding any other provision of this Agreement to the contrary, if the Company becomes subject to a federal income Tax audit or other Tax Matter for any Pre-Closing Tax Period (including any Straddle Period), none of Buyer or any of its Affiliates (including, after the Closing, Blocker, the Company and the Company Subsidiaries) shall, or shall cause the “partnership representative” or any “designated individual” (in each case, within the meaning of Section 6223 of the Code and the Treasury Regulations promulgated thereunder) of the

Company, to make a “push out” election under Section 6226 of the Code (or any corresponding or similar state, local or foreign Tax law).
14.4    Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby will be borne by Buyer. Buyer hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which Buyer is so liable.
14.5    Indemnification for Post-Closing Closing Date Transactions Outside the Ordinary Course. Buyer agrees to indemnify the Sellers for any additional Tax owed by them (including any Tax owed by them due to any payments made pursuant to this Section 14.5) resulting from any transaction engaged in by Blocker or the Company or any Company Subsidiary not in the ordinary course of business occurring on the Closing Date following Buyer’s purchase of the Company Units or Blocker Equity.
14.6    Blocker Redemption. Notwithstanding anything to the contrary in this Agreement, prior to Closing, Blocker Seller may, in its sole discretion, cause Blocker to use any of Blocker’s available cash to purchase a portion of Blocker Seller’s Blocker Equity (any such purchase, a “Redemption”). For U.S. federal and applicable state and local income Tax purposes, the Parties and their respective Affiliates intend to treat (a) any Redemption as a transaction that is integrated with Blocker Seller’s sale of Blocker Equity to Buyer pursuant to this Agreement and (b) Blocker Seller’s receipt of cash consideration pursuant to such Redemption as consideration received in exchange for the Blocker Equity relinquished by Blocker Seller pursuant to such Redemption (in lieu of a dividend under Section 302 of the Code (and analogous state or local income Tax Law)), and each of the Parties, and each of their respective Affiliates shall file all applicable income Tax Returns in manner consistent with such treatment.
SECTION 15.
THE SELLER REPRESENTATIVE
15.1    Appointment of the Seller Representative.
(a)    Each Seller hereby irrevocably appoints and authorizes GreyLion Seller as the “Seller Representative” and, in such capacity, such Seller’s exclusive and lawful agent and attorney-in-fact to take such action as agent and attorney-in-fact on its, her or his behalf and to exercise such powers under this Agreement and any Ancillary Agreements which require any form of Seller approval or consent, together with all such powers as are reasonably incidental thereto. The Seller Representative may perform its duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by it with reasonable care. Each Seller hereby agrees that Buyer shall be entitled to deal exclusively with the Seller Representative on behalf of any and all Sellers with respect to all matters relating to this Agreement and the Ancillary Agreements, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, as fully binding upon such Seller.
(b)    Without limiting the generality of the foregoing Section 15.1(a), the Seller Representative, acting alone without the consent of any other Seller, is hereby expressly authorized to (i) take any and all actions contemplated by Section 2 and Section 14, including filing all Flow-Through Tax Returns and controlling or participating in all Tax Matters, (ii) act for the Sellers with regard to matters of litigation or other Actions or to defend, coordinate, compromise and negotiate claims (including settlements thereof), (iii) effect payments to the Sellers hereunder, including with respect to any funds to be released from the Escrow Funds or by instructing the Paying Agent to make payments and adjustments in accordance with this Agreement, (iv) receive or give notices hereunder, (v) receive or make payments hereunder, (vi) execute and deliver all amendments and waivers to this Agreement that the Seller Representative deems necessary or appropriate, whether prior to, at or after the Closing, (vii) execute and deliver all documents, releases, waivers, ancillary agreements, stock powers and certificates that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated herein, (viii) terminate this Agreement pursuant to the terms of Section 12.1, (ix) engage attorneys, accountants and other Representatives at the expense of Sellers, (x) maintain the legal existence and operations of, and pay taxes, fees and other administrative expenses on behalf of, any Seller that is an entity or any of its Affiliates that the Seller Representative determines to be necessary or appropriate, and (xi) do or refrain from doing any further act or deed on behalf of the Sellers that the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Sellers could do if personally present.
(c)    The Parties confirm their understanding that the Seller Representative is a Seller, and that it shall have the same rights and powers under this Agreement as any other Seller and may exercise or refrain from exercising the same as though it were not the Seller Representative.
(d)    The Seller Representative may consult with legal counsel, independent public accountants, experts and other Representatives selected by it and shall not be liable to any Seller for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants, experts and other Representatives.
(e)    The Seller Representative shall not be liable for (i) any action or omission consented to or requested by a majority in interest of the other Sellers (based on respective Pro Rata Shares), or (ii) any action or omission otherwise taken by it hereunder except (in the case of this clause (ii) only) in the case of willful misconduct by the Seller Representative. The Seller Representative shall not be deemed to be a trustee or other fiduciary on behalf of any Seller or any other Person, nor shall the Seller Representative have any liability in the nature of a trustee or other fiduciary. The Seller Representative does not make any representation or warranty as to, nor shall it be responsible for or have any duty to ascertain, inquire into or verify (A) any statement, warranty or representation made in or in connection with this Agreement or the Ancillary Agreements, (B) the performance or observance of any of the covenants or agreements of the Sellers under this Agreement or any of the other Ancillary Agreements, or (C) the genuineness of this Agreement, the Ancillary Agreements or any other instrument or writing furnished in connection herewith or therewith. The Seller Representative shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, facsimile or similar writing) believed by it to be genuine and to be signed or sent by the proper party or parties.
(f)    Each Seller shall, ratably in accordance with her, his or its Pro Rata Share, pay or reimburse the Seller Representative, upon presentation of an invoice, for all costs and expenses incurred by or on behalf of the Seller Representative (including fees and expenses of attorneys, accountants and other Representatives of the Seller Representative) in connection with fulfilling its obligations or performing its duties hereunder, including (i) in connection with any of the actions or matters contemplated by Section 15.1(b), (ii) the enforcement of this Agreement and any of the Ancillary Agreements and/or the protection or preservation of the rights of each Seller and/or the Seller Representative against Buyer and (iii) any amendment, modification or waiver of any of the terms of this Agreement or any Ancillary Agreements (whether or not any such amendment, modification or waiver is signed or becomes effective). Such amounts shall first be paid out of an advance amount equal to $750,000 (the “Advance Amount”), which will be delivered by Buyer to the Escrow Agent for the benefit of the Seller Representative at the Closing.

(g)    Each Seller shall, ratably in accordance with such Seller’s Pro Rata Share, indemnify, defend and hold harmless the Seller Representative and the Seller Representative’s Affiliates and their respective partners, directors, officers, managers, members, agents, attorneys, employees, equityholders and Representatives of each of the foregoing from and against all claims, losses, Liabilities, damages, Taxes, penalties, fines, forfeitures, actions, fees, costs, and expenses that such indemnitees may suffer or incur arising out of or in connection with its capacity as the Seller Representative, or any action taken or omitted by such indemnitees hereunder or under the Ancillary Agreements (except such resulting from such indemnitees’ willful misconduct, as finally determined by a court of competent jurisdiction).
(h)    Each Seller acknowledges that it has, independently and without reliance upon the Seller Representative or any other Seller, and based on such documents and information as it has deemed appropriate, made its own legal analysis and decision to enter into this Agreement. Each Seller also acknowledges that it, she or he will, independently and without reliance upon the Seller Representative or any other Seller, and based on such documents and information as it, she or he shall deem appropriate at the time, continue to make its, her or his own decisions in taking or not taking any action under this Agreement. Each Seller acknowledges and agrees that (i) the Distribution Methodology is accurate and correct with respect to such Seller, (ii) Buyer shall be entitled to rely on the amount of the Estimated Adjusted Purchase Price to be paid to each Seller in accordance with the Distribution Methodology as set forth in the Initial Closing Statement without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, and (iii) in no event shall Buyer have any liability to any Person (including the Seller Representative or any Seller) for any alleged inaccuracy, omissions or miscalculations in, or otherwise relating to, the preparation of the Distribution Methodology or payments made by any Person as set forth in the Initial Closing Statement.
(i)    The Seller Representative may resign at any time by giving notice thereof to the Sellers. Upon any such resignation, the Sellers shall, upon the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), appoint a successor Seller Representative. If no successor Seller Representative shall have been appointed by the Sellers, and shall have accepted such appointment, within thirty (30) days after the retiring Seller Representative gives notice of resignation, then the retiring Seller Representative, may, on behalf of the Sellers, upon the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), appoint a successor Seller Representative, which shall be any Seller. Upon the acceptance of its appointment as a successor Seller Representative, such successor Seller Representative shall thereupon succeed to and become vested with all the rights and duties of the retiring Seller Representative, and the retiring Seller Representative shall be discharged from its duties and obligations hereunder. After the retiring Seller Representative’s resignation hereunder as the Seller Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Seller Representative.
(j)    The Seller Representative shall not be required by the Sellers to institute or be permitted to defend any Action involving any matters referred to herein or which affects it or its duties or liabilities hereunder, unless or until requested to do so by any Seller and then only upon receiving full indemnity, in character satisfactory to the Seller Representative, against any and all claims, Liabilities and expenses, including reasonable attorneys’ fees in relation thereto.
(k)    This Section 15.1 sets forth all of the duties of the Seller Representative to the Sellers with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement or any of the Ancillary Agreements against the Seller Representative. The obligations of the Seller Representative hereunder and under the Ancillary Agreements are only those expressly set forth herein and therein.

(l)    The Seller Representative (i) shall be entitled to use the Advance Amount to pay any costs and expenses incurred by or on behalf of the Seller Representative (including fees and expenses of attorneys, accountants and other Representatives of the Seller Representative) in connection with fulfilling its obligations hereunder (including any of the actions or matters contemplated by Section 15.1(b)) by issuing instructions to the Escrow Agent to release the applicable portion of the Advance Amount to, or as directed by, the Seller Representative and (ii) shall instruct the Escrow Agent to disburse any remaining Advance Amount to the Sellers (either directly or indirectly through a paying or disbursing agent) in accordance with the Distribution Methodology at such time that the Seller Representative determines in its sole discretion that it is no longer necessary to hold such funds. The Sellers will not receive any interest or earnings on the Advance Amount and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. For Tax purposes, the Advance Amount will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.
SECTION 16.
MISCELLANEOUS
16.1    Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by email to:
if to Buyer, or the Company following the Closing:
c/o Carlisle Companies Incorporated
16340 N. Scottsdale Road, Suite 400
Scottsdale, AZ 85254
Attention: General Counsel
Email: *****

with a copy (which shall not constitute notice) to:
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Attention: Jonathan A. Van Horn; Brian Burke
Email: *****

if to the Company prior to the Closing:
MTL Holdings LLC
1600 Airport Road
Waukesha, Wisconsin 53188
Attention: Anthony G. Mallinger
Email: *****

and

PWP Growth Equity Fund II LP
c/o GreyLion
900 3rd Ave #23rd
New York, NY 10022
Attention: David Ferguson; Ellen Rosenberg
Email: *****

if to the Seller Representative or any Seller:
PWP Growth Equity Fund II LP
c/o GreyLion
900 3rd Ave #23rd
New York, NY 10022
Attention: David Ferguson; Ellen Rosenberg
Email: *****

and if to the Company (prior to the Closing), any Seller or the Seller Representative, with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Tony Richmond; Chad Rolston
Email: *****

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three (3) days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by email transmission (with evidence of such transmission), as the case may be. Any notice to be given to any Seller hereunder shall be given to the Seller Representative.
16.2    Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the Parties shall bind and inure to the benefit of the successors, heirs and permitted assigns of such Party, whether or not so expressed. None of the Parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the Company (or the Seller Representative from and after the Closing) and Buyer. Notwithstanding the foregoing, Buyer may assign this Agreement or any of its rights, liabilities or obligations hereunder to any of its Affiliates without the prior written consent of the Seller Representative or the Sellers; provided, that (a) any such assignment that would result in any incremental Taxes or other costs and expenses that would be borne by Sellers shall require the prior written consent of Seller Representative and (b) no such assignment shall relieve Buyer of any of its obligations hereunder. Any purported assignment or delegation of rights or obligations in violation of this Section 16.2 is void and of no force or effect.
16.3    Tax Advice. Each Party acknowledges and agrees that it has not received and is not relying upon Tax advice from any other Party, and that such Party has and will continue to consult its own advisors with respect to Taxes.
16.4    Severability. In the event that any one (1) or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party), it being intended that each of the Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Laws, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party). If any court of competent jurisdiction determines that any provision of this

Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the Parties’ intentions to the greatest lawful extent under this Agreement.
16.5    No Third Party Beneficiaries. Except as specifically set forth or referred to herein (including pursuant to Section 7.6), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the Parties and their permitted successors or assigns.
16.6    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such breach. It is accordingly agreed that: (a) Buyer shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by Sellers or the Company and to enforce specifically all of the terms and provisions hereof, and (b) Sellers (on behalf of themselves and the Company Group) shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches by Buyer. Subject to the limitations set forth in this Section 16.6, Sellers (on behalf of themselves and the Company), on the one hand, and Buyer, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the provisions of this Agreement identified above in this Section 16.6 by such Party. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
16.7    Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby or in connection with to any matter which is the subject of this Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of law provisions thereof that would cause the application of law of any jurisdiction other than those of the State of Delaware). The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (b) agrees that service of process will be validly effected by sending notice in accordance with Section 16.1; and (c) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above named courts. Each of the Parties agrees that a judgment in such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Law.
16.8    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
16.9    Fees and Expenses. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Buyer incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Buyer whether or not the Closing is consummated and (b) all fees, costs and expenses of the Company, the Seller Representative and the Sellers incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Company whether or not the Closing is consummated (but subject to the inclusion of any such amounts in the Transaction Expenses); provided, that, notwithstanding the foregoing, (i) Buyer shall be responsible for (A) any fee related to compliance with the applicable requirements of the HSR Act, (B) any fees of the Escrow Agent, (C) any fees of the Paying Agent, (D) any premium and other costs of securing the RWI Policy, (E) all prepaid premiums and costs to secure the directors’ and officers’ liability insurance policy or policies pursuant to Section 7.6, and (F) all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby, and (ii) any fees of the Accounting Firm shall be borne by the parties as provided in Section 2.2(e).
16.10    Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including the Ancillary Agreements and the Confidentiality Agreement), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by the Parties, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersedes any prior understandings, negotiations, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any Party unless and until the same is executed and delivered by all of the Parties.
16.11    Amendments; No Waiver. Any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and the Seller Representative, or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided, that the Seller Representative shall have the authority to sign any such waiver on behalf of any Seller. No course of dealing and no failure or delay on the part of any Party in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the Parties to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

16.12    No Recourse Against Third Parties. Notwithstanding any other provision of this Agreement, except for claims related to Fraud, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by the Company Group, the Sellers, Buyer, any Affiliate of any of the foregoing (including, with respect to Buyer, from and after the Closing, the Company and any Company Subsidiary) or any Person claiming by, through or for the benefit of any of them, against any Person who is not party to this Agreement, including any direct or indirect equity holder or member, director, officer, partner, employee, Affiliate or Representative of Buyer, the Company or any Company Subsidiary, Seller or the heirs, executors, administrators, successors or permitted assigns of any of the foregoing (or any Affiliate of any of the foregoing) that is not a party to this Agreement (each a “Non-Party Affiliate”) with respect to matters arising in whole or in part out of, related to, based upon, or in connection with the business of the Company Group, this Agreement, the Ancillary Agreements or their subject matter or the transactions contemplated hereby or thereby or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of the Company Group or any Non-Party Affiliate in any way concerning the business of the Company Group, this Agreement or its subject matter or the transactions contemplated hereby.
16.13    Counterparts; Electronic Delivery. This Agreement, and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, may be executed in two (2) or more counterparts and on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. The exchange of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission, .pdf scan, DocuSign or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine, .pdf scan, DocuSign or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of email as a defense to the formation of a contract and each such Party forever waives any such defense.
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

Buyer Carlisle Companies Incorporated By: /s/ Kevin P. Zdimal Name: Kevin P. Zdimal Title: Vice President and Chief Financial Officer

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

The Company MTL Holdings LLC By: /s/ Anthony G. Mallinger Name: Anthony G. Mallinger Title: President and Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

The Seller Representative PWP Growth Equity Fund II LP By: PWP Growth Equity Fund II GP LLC Its: General Partner By: /s/ Dina Colombo Name: Dina Colombo Title: Authorized Signatory

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

The Sellers
Trinity Alps Private Opportunities Fund I B LLC

By: Trinity Alps Capital Partners LP
Its: Manager

By: Blackfoot River Partners LLC
Its: General Partner

By: /s/ Raj D. Venkatesan
Name: Raj D. Venkatesan
Title: Authorized Signatory

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

The Sellers
HQ Capital II SCS SICAV-SIF – Auda Co-Investment Fund II
By: HQ Capital II GP S.à r.l.
Its: General Partner

By: /s/ Ralph Brödel / /s/ Patrick Knöfler
Name: Ralph Brödel / Patrick Knöfler
Title: Manager / Manager

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

The Sellers Randolph Street Ventures, L.P. - 2020-57 By: /s/ Ted H. Zook Name: Ted H. Zook Title: Manager

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

The Sellers Newbury Equity Partners V L.P. By: Newbury Equity Partners V GP TopCo LLC By: Newbury Partners - Bridge LLC, its manager By: /s/ Gerry Esposito Name: Gerry Esposito Title: Manager

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

The Sellers Jeffrey C. Walker By: /s/ Jeffrey C. Walker Name: Jeffrey C. Walker Title:

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

The Sellers Chavkin Management Corp By: /s/ Arnie Name: Arnie Title: President

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

The Sellers
Regent Street Co-Investment Fund 2018-5, LLC

By: /s/ Catherine E. Farley
Name: Catherine E. Farley
Title: CFO, Oxford Financial Group, Ltd, LLC as Manager

By: /s/ Robert D. Ramsey III
Name: Robert D. Ramsey III
Title: CFA, CAIA, CIO and Managing Partner Oxford Financial Group, Ltd, LLC as Manager

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

The Sellers Antares Capital 2 LP By: /s/ Adam Chalmers Name: Adam Chalmers Title: Duly Authorized Signatory

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

The Sellers PWP Growth Equity Fund II LP By: PWP Growth Equity Fund II GP LLC Its: General Partner By: /s/ Dina Colombo Name: Dina Colombo Title: Authorized Signatory

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

The Sellers PWP Growth Equity Fund II B LP By: PWP Growth Equity Fund II GP LLC Its: General Partner By: /s/ Dina Colombo Name: Dina Colombo Title: Authorized Signatory

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

The Sellers MTL CP LP By: PWP Growth Equity Fund II GP LLC Its: General Partner By: /s/ Dina Colombo Name: Dina Colombo Title: Authorized Signatory

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

The Sellers MTL Management Pool LLC By: PWP Growth Equity Fund II GP LLC Its: General Partner By: /s/ Dina Colombo Name: Dina Colombo Title: Authorized Signatory

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

Blocker MTL GEF Blocker LLC By: PWP Growth Equity Fund II B LP Its: Sole Member By: PWP Growth Equity Fund GP LLC Its: General Partner By: /s/ Dina Colombo Name: Dina Colombo Title: Authorized Signatory

[Signature Page to Unit Purchase Agreement]